Exhibit 2.1






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                          AGREEMENT AND PLAN OF MERGER

                          Dated as of January 27, 2005

                                      among

                          The Procter & Gamble Company,

                           Aquarium Acquisition Corp.

                                       and

                              The Gillette Company




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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

                                    ARTICLE 1
                       THE MERGER; CERTAIN RELATED MATTERS

Section 1.01  The Merger.....................................................1
Section 1.02  Closing........................................................2
Section 1.03  Effective Time.................................................2
Section 1.04  Effects of the Merger..........................................2
Section 1.05  Certificate of Incorporation...................................2
Section 1.06  Bylaws.........................................................2
Section 1.07  Officers and Directors.........................................2
Section 1.08  Effect on Capital Stock........................................2
Section 1.09  Company Stock Options and Other Equity-based Awards............3
Section 1.10  Certain Adjustments............................................5

                                    ARTICLE 2
                               EXCHANGE OF SHARES

Section 2.01  Exchange Fund..................................................5
Section 2.02  Exchange Procedures............................................5
Section 2.03  Distributions with Respect to Unexchanged Shares...............6
Section 2.04  No Further Ownership Rights in Company Common Stock............6
Section 2.05  No Fractional Shares of Parent Common Stock....................6
Section 2.06  Termination of Exchange Fund...................................7
Section 2.07  No Liability...................................................7
Section 2.08  Investment of the Exchange Fund................................7
Section 2.09  Lost Certificates..............................................7
Section 2.10  Withholding Rights.............................................7
Section 2.11  Further Assurances.............................................8
Section 2.12  Stock Transfer Books...........................................8
Section 2.13  Affiliates.....................................................8

                                    ARTICLE 3
                         REPRESENTATIONS AND WARRANTIES

Section 3.01  Representations and Warranties of Parent.......................8
Section 3.02  Representations and Warranties of the Company.................15
Section 3.03  Representations and Warranties of Parent and Merger Sub.......26

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                                    ARTICLE 4
                  COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 4.01  Covenants of Parent...........................................26
Section 4.02  Covenants of the Company......................................28
Section 4.03  Governmental Filings..........................................31
Section 4.04  Control of Other Party's Business.............................31

                                    ARTICLE 5
                              ADDITIONAL AGREEMENTS

Section 5.01  Preparation of Proxy Statement; Stockholders Meetings.........32
Section 5.02  Access to Information/Employees...............................35
Section 5.03  Commercially Reasonable Efforts...............................35
Section 5.04  Acquisition Proposals.........................................37
Section 5.05  Fees And Expenses.............................................38
Section 5.06  Directors' And Officers' Indemnification And Insurance........38
Section 5.07  Public Announcements..........................................39
Section 5.08  Accountant's Letters..........................................39
Section 5.09  Listing of Shares of Parent Common Stock......................40
Section 5.10  Dividends.....................................................40
Section 5.11  Affiliates....................................................41
Section 5.12  Section 16 Matters............................................41
Section 5.13  Tax Treatment.................................................41
Section 5.14  Notification of Certain Matters...............................42
Section 5.15  Employee Matters..............................................42
Section 5.16  Director Resignations.........................................44
Section 5.17  Appraisal Rights..............................................44

                                    ARTICLE 6
                              CONDITIONS PRECEDENT

Section 6.01  Conditions to Each Party's Obligation to Effect the Merger....44
Section 6.02  Additional Conditions to Obligations of Parent and Merger
               Sub..........................................................45
Section 6.03  Additional Conditions to Obligations of the Company...........46

                                    ARTICLE 7
                            TERMINATION AND AMENDMENT

Section 7.01  General.......................................................47
Section 7.02  Obligations in Event of Termination...........................48
Section 7.03  Amendment.....................................................49
Section 7.04  Extension; Waiver.............................................50

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                                    ARTICLE 8
                               GENERAL PROVISIONS

Section 8.01  Non-Survival of Representations, Warranties and Agreements....50
Section 8.02  Notices.......................................................50
Section 8.03  Interpretation................................................51
Section 8.04  Counterparts..................................................51
Section 8.05  Entire Agreement; No Third Party Beneficiaries................51
Section 8.06  Governing Law.................................................52
Section 8.07  Severability..................................................52
Section 8.08  Assignment....................................................52
Section 8.09  Submission To Jurisdiction; Waivers...........................52
Section 8.10  Enforcement...................................................53
Section 8.11  Definitions...................................................53




                                LIST OF EXHIBITS

Exhibit     Title
-------     -----

5.11        Form of Affiliate Letter

6.02(c)(1)  Form of Tax Opinion of Cadwalader, Wickersham & Taft LLP

6.02(c)(2)  Form of Parent Tax Representations Letter to Cadwalader, Wickersham
            & Taft LLP

6.02(c)(3)  Form of Company Tax Representations Letter to Cadwalader, Wickersham
            & Taft LLP

6.03(c)(1)  Form of Tax Opinion of Davis Polk & Wardwell

6.03(c)(2)  Form of Parent Tax Representations Letter to Davis Polk & Wardwell

6.03(c)(3)  Form of Company Tax Representations Letter to Davis Polk & Wardwell


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      AGREEMENT AND PLAN OF MERGER, dated as of January 27, 2005 (this
"Agreement"), among The Procter & Gamble Company, an Ohio corporation ("Parent"), Aquarium Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and The Gillette Company, a Delaware corporation (the "Company" and collectively with Parent and Merger Sub, the "parties").

                              W I T N E S S E T H:

      WHEREAS, the respective Boards of Directors of the Company and Parent deem it advisable and in the best interests of each corporation and its respective stockholders that the Company and Parent engage in a business combination in order to advance the long-term strategic business interests of the Company and Parent;

      WHEREAS, the combination of the Company and Parent shall be effected by the terms of this Agreement through a merger as outlined below (the "Merger");

      WHEREAS, in furtherance thereof, the respective Boards of Directors of the Company and Parent have approved the Merger, upon the terms and subject to the conditions set forth in this Agreement, pursuant to which each share of common stock, par value $1.00 per share, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time (as defined in Section 1.03), other than shares owned or held directly or indirectly by Parent or directly or indirectly by the Company, will be converted into the right to receive shares of common stock, without par value, of Parent ("Parent Common Stock") as set forth in Section 1.08; and

      WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder.

      NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties agree as follows:

                                   ARTICLE 1
                       THE MERGER; CERTAIN RELATED MATTERS

      Section 1.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Merger Sub shall be merged with and into the Company at the Effective Time. Following the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation").

      Section 1.02 Closing. Upon the terms and subject to the conditions set forth in Article 6, the closing of the Merger (the "Closing") will take place on the first Business Day
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after the satisfaction or waiver (subject to applicable law) of the conditions
(excluding conditions that, by their nature, cannot be satisfied until the Closing Date, but subject to the fulfillment or waiver of those conditions at the Closing) set forth in Article 6, unless this Agreement has been previously terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties (the actual date of the Closing being referred to herein as the "Closing Date"). The Closing shall be held at the offices of Cadwalader, Wickersham & Taft LLP, One World Financial Center, New York, New York 10281, unless another place is agreed to in writing by the parties.

      Section 1.03 Effective Time. At the Closing the parties shall file a certificate of merger (the "Certificate of Merger") in such form as is required by and executed in accordance with the relevant provisions of the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State or at such subsequent time as Parent and the Company shall agree and as shall be specified in the Certificate of Merger (the time the Merger becomes effective being the "Effective Time").

      Section 1.04 Effects of the Merger. At and after the Effective Time, the Merger will have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

      Section 1.05 Certificate of Incorporation. The certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law.

      Section 1.06 Bylaws. The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

      Section 1.07 Officers and Directors. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

      Section 1.08 Effect on Capital Stock.

      (a) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock owned by Parent or Merger Sub or owned by the Company (other than those held by the Company in a fiduciary or representative capacity), all of which shall be canceled as provided in Section 1.08(c)), together with the associated Company Rights (as defined in Section 3.02(b)) (the "Shares"), shall be converted into the right to receive 0.975 shares (the "Exchange Ratio")

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of validly issued, fully paid and non-assessable Parent Common Stock (the
"Merger Consideration").

      (b) As a result of the Merger and without any action on the part of the holders thereof, at the Effective Time, all shares of Company Common Stock (together with the associated Company Rights) shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate or certificates which immediately prior to the Effective Time represented any such shares of Company Common Stock shall thereafter cease to have any rights with respect to such shares of Company Common Stock (together with the associated Company Rights), except as provided herein or by law.

      (c) Each share of Company Common Stock issued and owned by Parent, Merger Sub or any other wholly-owned Subsidiary of Parent or owned by the Company (other than those held by the Company in a fiduciary or representative capacity) at the Effective Time shall, by virtue of the Merger, cease to be outstanding and shall be canceled and retired and no stock of Parent or other consideration shall be delivered in exchange therefor.

      (d) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time, shall be converted into one validly issued, fully paid and non-assessable share of common stock, par value $1.00 per share, of the Surviving Corporation.

      Section 1.09 Company Stock Options and Other Equity-based Awards.

      (a) Prior to the Effective Time, the Company shall amend the Company Stock Option Plans (as defined in Section 3.02(b)), to provide that (i) each person who holds a Company Stock Option (as defined in Section 3.02(b)) at the Effective Time agrees prior to the Effective Time to be bound by the terms and conditions that parallel the terms and conditions of Parent's 2001 Stock and Incentive Compensation Plan with respect to non-compete agreements prohibiting such holder's competing with Parent and the Company but only with respect to (A) any business conducted by the Company immediately prior to the Effective Time or
(B) any business of Parent or an Affiliate in which the holder was employed from the Effective Time through the termination of the holder's employment; (ii) with respect to each Company Stock Option, a termination of employment for Good Reason after the Effective Time shall be treated for all purposes under the Company Stock Option Plans the same as (A) a "Special Separation," or (B) in the case of a retirement eligible holder under the Company's Benefit Plans, as a "Retirement," in each case under Parent's 2001 Stock and Incentive Compensation Plan; and (iii) each holder of a Company Stock Option shall enter into an agreement with the Company (an "Option Agreement") pursuant to which Company and each such holder shall agree to the foregoing.

      (b) Prior to the Effective Time, the Company shall amend the Company Stock Option Plans to provide each Company Stock Option that was granted pursuant to the Company Stock Option Plans prior to the Effective Time (other than Company Stock Options granted pursuant to the terms of Section 4.02(c), the vesting and exercisability of which shall not accelerate prior to or upon the Effective
Time) and which remains outstanding immediately prior to the Effective Time (whether or not previously vested and exercisable) shall be vested and exercisable effective

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immediately prior to the Effective Time, and that pursuant to a procedure to be implemented by the Company, such holder may exercise such Option immediately prior to the Effective Time, in whole or in part, and in respect thereof shall be entitled to receive, at the holder's election, either (i) the Merger Consideration with respect to the Shares issuable as a result of such exercise (the "Merger Shares" ) or (ii) a cash payment equal to the product of (A) the excess (if any) of the per share value of the Merger Shares over the per share exercise price, multiplied by (B) the number of Shares with respect to which a Company Stock option is exercised, in each case subject to applicable withholding taxes.

      (c) Each Company Stock Option which remains outstanding at the Effective Time shall cease to represent a right to acquire shares of Company Common Stock and shall be converted, at the Effective Time, into an option to acquire, on the same terms and conditions as were applicable under the Company Stock Option (but taking into account any changes thereto, provided for in the Company Stock Option Plans or in such option by reason of this Agreement or the transactions contemplated hereby), that number of shares of Parent Common Stock determined by multiplying the number of shares of Company Common Stock subject to such Company Stock Option by the Exchange Ratio, rounded, if necessary, to the nearest whole share of Parent Common Stock, at a price per share (rounded to the nearest one-hundredth of a cent) equal to the per share exercise price specified in such Company Stock Option divided by the Exchange Ratio; provided, however, that in the case of any Company Stock Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the option price, the number of shares subject to such option and, except to the extent otherwise required by this Section 1.09, the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of
Section 424(a) of the Code. On or prior to the Effective Time, the Company will take all actions necessary such that all Company Stock Options outstanding at the Effective Time under the Company Stock Option Plans are treated in accordance with the immediately preceding sentences.

      (d) Subject to the execution and delivery to Parent of the Option Agreement prior to the Effective Time, effective at the Effective Time Parent shall assume, on the terms and conditions set forth in this Section 1.09, each Company Stock Option Plan and each Company Stock Option granted thereunder that was not exercised prior to the Effective Time. To the extent permitted by law but not in derogation of the provisions of this Section 1.09, Parent shall take such reasonable steps as may be necessary to cause the Company Stock Options which qualified under Section 422 of Code as incentive stock options prior to the Effective Time to continue to qualify as incentive stock options of Parent after the Effective Time.

      (e) Prior to the Closing, Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Company Stock Options or in connection with restricted shares or in connection with the settlement of stock accounts in accordance with this Section 1.09. Promptly after the Effective Time, but no later than five (5) Business Days after the Effective Time, Parent shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of Parent Common Stock subject to such options or restricted shares or stock accounts and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options, restricted

                                      -4-
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shares or stock accounts remain outstanding or for so long as such registration statement is required with respect to any other Company Benefit Plan. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), where applicable, Parent shall administer the Company Stock Option Plans in a manner consistent with the exemptions provided by Rule 16b-3 promulgated under the Exchange Act.

      Section 1.10 Certain Adjustments. If, between the date of this Agreement and the Effective Time, the outstanding Parent Common Stock or Company Common Stock shall have been changed into a different number of shares or different class by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred (other than exchange of Company Stock Options or Parent Stock Options), the Exchange Ratio shall be appropriately adjusted to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

                                   ARTICLE 2
                               EXCHANGE OF SHARES

      Section 2.01 Exchange Fund. Prior to the Effective Time, Parent shall appoint a commercial bank or trust company to act as exchange agent hereunder for the purpose of exchanging Shares for the Merger Consideration (the "Exchange Agent"). At or prior to the Effective Time, Parent shall deposit with the Exchange Agent, in trust for the benefit of holders of shares of Company Common Stock, certificates representing the Parent Common Stock issuable pursuant to
Section 1.08. Parent agrees to make available directly or indirectly to the Exchange Agent from time to time as needed, cash sufficient to pay cash in lieu of fractional shares pursuant to Section 2.05 and any dividends and other distributions pursuant to Section 2.03. Any cash and certificates of Parent Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the "Exchange Fund."

      Section 2.02 Exchange Procedures. Promptly after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of Shares (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Shares shall pass, only upon proper delivery of the Shares to the Exchange Agent, and which letter shall be in customary form and have such other provisions as Parent may reasonably specify (such letter to be reasonably acceptable to the Company prior to the Effective
Time) and (ii) instructions for effecting the surrender of such Shares in exchange for the Merger Consideration. Upon surrender of the Shares to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Shares shall be entitled to receive in exchange therefor (A) one or more shares of Parent Common Stock (which shall be in uncertificated book-entry form unless a physical certificate is requested by such holder) representing, in the aggregate, the whole number of shares of Parent Common Stock that such holder has the right to receive pursuant to Section 1.08 (after taking into account all shares of Company Common Stock then held by such holder) and (B) a check in the amount equal to the cash that such holder has the right to receive pursuant to the provisions

                                      -5-
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of this Article 2, consisting of cash in lieu of any fractional shares of Parent
Common Stock pursuant to Section 2.05 and dividends and other distributions pursuant to Section 2.03 ("Cash Payments"). No interest will be paid or will accrue on any Cash Payments. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, the Merger Consideration and any Cash Payments to which such holder is entitled, may be issued with respect to such Company Common Stock to such a transferee if the Shares are presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

      Section 2.03 Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Shares with respect to the shares of Parent Common Stock that such holder would be entitled to receive upon surrender of such Shares and no cash payment in lieu of fractional shares of Parent Common Stock shall be paid to any such holder pursuant to Section 2.05 until such holder shall surrender such Shares in accordance with Section 2.02. Subject to the effect of applicable laws, following surrender of any such Shares, there shall be paid to such holder of shares of Parent Common Stock issuable in exchange therefor, without interest, (a) promptly after the time of such surrender, the amount of any cash payable in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.05 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of Parent Common Stock.

      Section 2.04 No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued and cash paid upon conversion of shares of Company Common Stock in accordance with the terms of Article 1 and this Article 2 (including any cash paid pursuant to Section 2.03 or 2.05) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to such shares of Company Common Stock.

      Section 2.05 No Fractional Shares of Parent Common Stock. (a) No certificates or scrip or shares of Parent Common Stock representing fractional shares of Parent Common Stock or book-entry credit of the same shall be issued upon the surrender for exchange of the Shares and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Parent or a holder of shares of Parent Common Stock.

      (b) Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Shares delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Parent Common Stock multiplied by (ii) the closing price for a share of Parent Common Stock on the New York Stock Exchange, Inc. ("NYSE") Composite Transactions Tape on the Closing Date. Such payment of cash consideration in lieu of fractional shares of Parent Common Stock is not expected to exceed, in the aggregate, 1% of the total merger consideration.

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

      (c) As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify Parent, and Parent shall deposit or cause the Surviving Corporation to deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

      Section 2.06 Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Shares for six months after the Effective Time shall be delivered to Parent, and any holders of the Shares who have not theretofore complied with this Article 2 shall thereafter look only to Parent for the Merger Consideration with respect to such Shares (including any Cash Payments). Any such portion of the Exchange Fund remaining unclaimed by holders of shares of Company Common Stock five years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity (as defined in Section 3.01(c)(iii)) shall, to the extent permitted by law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

      Section 2.07 No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

      Section 2.08 Investment of the Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent on a daily basis; provided, that no gain or loss thereon shall affect the amounts payable to the Company stockholders pursuant to Article 1 and the other provisions of this Article 2. Any interest and other income resulting from such investments shall promptly be paid to Parent.

      Section 2.09 Lost Certificates. If any certificate for Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed certificate the applicable Merger Consideration (including any Cash Payments) with respect to the shares of the Company Common Stock formerly represented thereby.

      Section 2.10 Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock, Company Stock Options or any other equity rights in the Company such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

      Section 2.11 Further Assurances. After the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

      Section 2.12 Stock Transfer Books. The stock transfer books of the Company shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. On or after the Effective Time, any Shares presented to the Exchange Agent or Parent for any reason shall be converted into the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby (including any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to
Section 2.05) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.03.

      Section 2.13 Affiliates. Notwithstanding anything to the contrary herein, to the fullest extent permitted by law, no certificates representing shares of Parent Common Stock or cash shall be delivered to a Person who is an "affiliate" of the Company in accordance with Section 5.11 until such Person has executed and delivered an Affiliate Agreement (as defined in Section 5.11) to Parent.

                                   ARTICLE 3
                         REPRESENTATIONS AND WARRANTIES

      Section 3.01 Representations and Warranties of Parent. Except as set forth in the Parent disclosure schedule delivered by Parent to the Company prior to the execution of this Agreement (the "Parent Disclosure Schedule"), Parent represents and warrants to the Company as follows:

      (a) Organization, Standing and Power; Subsidiaries.

            (i) Each of Parent and each of its Subsidiaries (as defined in Section 8.11) is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the requisite corporate (or similar) power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failures to be so organized, existing or in good standing or to have such power and authority, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect (as defined in Section 8.11) on Parent, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary except where the failures so to qualify or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. The copies of the amended articles of incorporation and regulations of Parent which were previously furnished or made available to the Company are true, complete and correct copies of such documents as in effect on the date of this Agreement.

            (ii) Exhibit 21 to Parent's Annual Report on Form 10-K for the year ended June 30, 2004 includes all the Subsidiaries of Parent which as of the date thereof were Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the SEC). All the outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary have been validly issued and are fully paid and non-assessable and are, except as set forth in Exhibit 21, owned directly or indirectly by Parent, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens") (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), except for restrictions imposed by applicable laws.

      (b) Capital Structure.

            (i) As of December 31, 2004, the authorized capital stock of Parent consisted of (A) 10,000,000,000 shares of Parent Common Stock of which 2,522,583,573 shares were outstanding and 453,866,904 shares were held in the treasury of Parent, (B) 600,000,000 shares of Class A Preferred Stock, without par value, of which (i) 89,248,669 shares have been designated Series A ESOP Convertible Class A Preferred Stock, all of which were outstanding, and (ii) 69,126,896 shares have been designated Series B ESOP Convertible Class A Preferred Stock, all of which were outstanding, and
      (C) 200,000,000 shares of Class B Preferred Stock, without par value, none of which are outstanding. All issued and outstanding shares of the capital stock of Parent are, and when shares of Parent Common Stock are issued in the Merger or upon exercise of stock options converted in the Merger pursuant to Section 1.09, such shares will be, duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights. There were outstanding as of December 31, 2004, no options, warrants or other rights to acquire capital stock from Parent other than options, restricted stock and other rights to acquire capital stock from Parent representing in the aggregate the right to purchase 270,623,943 shares of Parent Common Stock (collectively, the "Parent Stock Options") under Parent's 2001 Stock and Incentive Compensation Plan, Parent's 1992 Stock Plan, Parent's 1993 Non-Employee Directors' Stock Plan, Parent's Future Shares Plan and Parent's 2003 Non-Employee Directors' Stock Plan (collectively, the "Parent Stock Option Plans").

            (ii) No bonds, debentures, notes or other indebtedness of Parent having the right to vote on any matters on which holders of capital stock of Parent may vote ("Parent Voting Debt") are issued or outstanding.

            (iii) Except as disclosed in the Parent SEC Reports filed prior to the date hereof or as otherwise set forth in this Section 3.01(b) and as contemplated by Section 1.08 and Section 1.09, as of January 24, 2005, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Parent or any of its Significant Subsidiaries is a party or by which any of them is bound obligating Parent or any of its Significant Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Parent or any of its Significant Subsidiaries or obligating Parent or any of its Significant Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except as disclosed in the Parent SEC Reports filed prior to the date hereof, as of the date of this Agreement, there are no outstanding obligations of Parent or any of its Significant Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Parent or any of its Significant Subsidiaries. Except as disclosed in the Parent SEC Reports filed prior to the date hereof, there are not outstanding any stock-appreciation rights, security-based performance units, "phantom" stock or other security rights or other agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, stock price performance or other attribute of Parent or any of its Subsidiaries or assets or calculated in accordance therewith (other than payments or commissions to employees or agents of Parent or any of its Subsidiaries in the ordinary course of business consistent with past practices) or to cause Parent or any of its Subsidiaries to file a registration statement under the Securities Act or which otherwise relate to the registration of any securities of Parent or its Subsidiaries.

      (c) Authority; No Conflicts.

            (i) Parent has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject to obtaining the requisite stockholder approval (the "Parent Stockholder Approval") of this Agreement and the issuance of the shares of Parent Common Stock to be issued in the Merger (the "Share Issuance"). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent, subject to obtaining the Parent Stockholder Approval. This Agreement has been duly executed and delivered by Parent and constitutes a valid and binding agreement of Parent, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

            (ii) The execution and delivery of this Agreement by Parent does not or will not, as the case may be, and the consummation by Parent of the Merger and the other transactions contemplated hereby will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result by its terms in the, termination, material amendment, cancellation or acceleration of any material obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on, or the loss of, any material assets (any such conflict, violation, default, right of termination, amendment, cancellation or acceleration, loss or creation, a "Violation") pursuant to: (A) any provision of the amended articles of incorporation or regulations of Parent or except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent, any provision of the certificate of incorporation or bylaws of any Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X of the
      SEC) of Parent, or (B) except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent, subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any Subsidiary of Parent or their respective properties or assets.

            (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a "Governmental Entity"), is required by or with respect to Parent or any Subsidiary of Parent in connection with the execution and delivery of this Agreement by Parent or Merger Sub or the consummation of the Merger and the other transactions contemplated hereby, except for those required under or in relation to (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (B) state securities or "blue sky" laws (the "Blue Sky Laws"), (C) the Securities Act, (D) the Exchange Act, (E) the DGCL with respect to the filing of the Certificate of Merger, (F) rules and regulations of the NYSE, (G) antitrust or other competition laws, of the European Union or other jurisdictions, and (H) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failures of which to make or obtain, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. Consents, approvals, orders, authorizations, registrations, declarations and filings required under or in relation to any of the foregoing clauses (A) through (G) are hereinafter referred to as "Specified Consents."

      (d) Reports and Financial Statements.

            (i) Parent has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since June 30, 2003 (collectively, including all exhibits thereto, the "Parent SEC Reports"). No Subsidiary of Parent is required to file any form, report, registration statement, prospectus or other document with the SEC. None of the Parent SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) included in the Parent SEC Reports presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of Parent and its consolidated Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with generally accepted accounting principles ("GAAP") consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to the absence of notes and normal year-end adjustments that have not been and are not expected to be material in amount. All of such Parent SEC Reports, as of their respective dates (and as of the date of any amendment to the respective Parent SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

            (ii) Except as disclosed in the Parent SEC Reports filed prior to the date hereof, since December 31, 2003, Parent and its Subsidiaries have not incurred any liabilities that are of a nature that would be required to be disclosed on a balance sheet of Parent and its Subsidiaries or the footnotes thereto prepared in conformity with GAAP, other than (A) liabilities incurred in the ordinary course of business and (B) liabilities that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.

      (e) Information Supplied.

            (i) None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (A) the Form S-4 (as defined in Section 5.01) will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (B) the Joint Proxy Statement/Prospectus will, on the date it is first mailed to the Company stockholders or Parent stockholders or at the time of the Company Stockholders Meeting or the Parent Stockholders Meeting (each as defined in Section 5.01), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

            (ii) Notwithstanding the foregoing provisions of this Section 3.01(e), no representation or warranty is made by Parent with respect to statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement/Prospectus based on information supplied by the Company for inclusion or incorporation by reference therein.

      (f) Board Approval. The Board of Directors of Parent, by resolutions duly adopted by unanimous vote at a meeting duly called and held (the "Parent Board Approval"), has duly (i) determined that this Agreement and the Merger are advisable and are fair to and in the best interests of Parent and its stockholders, (ii) approved this Agreement, the Merger and the Share Issuance and (iii) recommended that the stockholders of Parent approve this Agreement and the Share Issuance and directed that this Agreement and the Share Issuance be submitted for consideration by Parent's stockholders at the Parent Stockholders Meeting.

      (g) Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Parent Common Stock to adopt this Agreement and approve the Share Issuance is the only vote of the holders of any class or series of Parent capital stock necessary to adopt this Agreement and approve the Share Issuance.

      (h) Litigation; Compliance with Laws.

            (i) Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement, there are no suits, actions, claims, arbitrations, proceedings or investigations (collectively "Actions") pending or, to the knowledge of Parent, threatened, against or affecting Parent or any Subsidiary of Parent which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Parent, nor are there any judgments, decrees, injunctions, rules or orders of any Governmental Entity or arbitrator outstanding against Parent or any Subsidiary of Parent which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Parent.

            (ii) Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement and except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent, (A) Parent and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are necessary for the operation of the businesses of Parent and its Subsidiaries, taken as a whole (the "Parent Permits"), and (B) no Parent Permit is subject to any pending revocation or forfeiture. Parent and its Subsidiaries are in compliance with the terms of the Parent Permits, except where the failures to so comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement, neither Parent nor any of its Subsidiaries is in violation of, and Parent and its Subsidiaries have not received any notices of violations with respect to, any laws, ordinances or regulations of any Governmental Entity, except for violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.

      (i) Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement, and except as permitted by Section 4.01, since September 30, 2004, Parent and its Subsidiaries have conducted their business only in the ordinary course and there have not been any changes, circumstances or events which, individually or in the aggregate, have had, or would reasonably be expected to have, a Material Adverse Effect on Parent.

      (j) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of Parent, except Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), whose fees and expenses will be paid by Parent.

      (k) Opinions of Parent Financial Advisors. Parent has received the opinion of Merrill Lynch, dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair from a financial point of view to Parent.

      (l) Employee Benefit Plans. Except as disclosed in the Parent SEC Reports, there are no Benefit Plans maintained by Parent covering only Parent executive officers. Each Benefit Plan maintained by Parent has been operated and administered in accordance with its terms and applicable law, except where failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. The execution of this Agreement and the consummation of the Merger will not constitute an event under any Benefit Plan maintained by Parent that will or may result in any payment, acceleration, termination, forgiveness of indebtedness, vesting, distribution, increase in compensation or benefits or obligation to fund benefits with respect to any Parent employee with such exceptions which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.

      (m) Taxes.

            (i) Parent and each of its Subsidiaries has timely filed, or has caused to be timely filed, all Tax Returns required to be filed, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns would not, individually or in the aggregate, have a Material Adverse Effect on Parent. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Parent.

            (ii) The most recent financial statements contained in Parent SEC Reports reflect an adequate reserve for all Taxes payable by Parent and its Subsidiaries for all Taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against Parent or any of its Subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Parent.

            (iii) The Federal income Tax Returns of Parent and each of its Subsidiaries consolidated in such Returns have been examined by and settled with the United States Internal Revenue Service for all years through 1998. All material assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.

            (iv) There are no material Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of Parent or any of its Subsidiaries. (v) Neither Parent nor any of its Subsidiaries has been a party to any distribution occurring during the previous three (3) years in which the parties to such distribution treated the distribution as one to which Section 355 applied.

            (vi) For purposes of this Agreement:

                  (A) "Taxes" includes all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, Federal or other Governmental Entity, including all interest, penalties and additions imposed with respect to such amounts.

                  (B) "Tax Return" means all Federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

      (n) Certain Contracts. As of the date hereof, except as set forth in Parent SEC Reports filed prior to the date of this Agreement or except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, neither Parent nor any of its Subsidiaries is a party to or bound by any "material contracts" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC).

      Section 3.02 Representations and Warranties of the Company. Except as set forth in the Company Disclosure Schedule delivered by the Company to Parent prior to the execution of this Agreement (the "Company Disclosure Schedule"), the Company represents and warrants to Parent as follows:

      (a) Organization, Standing and Power; Subsidiaries.

            (i) Each of the Company and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the requisite corporate (or similar) power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failures to be so organized, existing or in good standing or to have such power and authority, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary except where the failures so to qualify or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. The copies of the certificate of incorporation and bylaws of the Company which were previously furnished or made available to Parent are true, complete and correct copies of such documents as in effect on the date of this Agreement.

            (ii) Exhibit 21 to the Company's Annual Report on Form 10K for the year ended December 31, 2003 includes all the Subsidiaries of the Company which as of the date thereof were Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the SEC). All the outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary have been validly issued and are fully paid and non-assessable and are, except as set forth in Exhibit 21, owned directly or indirectly by the Company, free and clear of all Liens (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), except for restrictions imposed by applicable laws.

      (b) Capital Structure.

            (i) As of December 31, 2004, the authorized capital stock of the Company consisted of (A) 2,325,000,000 shares of Company Common Stock, of which 989,820,024 shares were outstanding and 391,859,869 shares were held in the treasury of the Company and (B) 5,000,000 shares of Preferred Stock, no par value, of which 400,000 shares of which have been designated Series A Junior Participating Preferred Stock and reserved for issuance upon exercise of the rights (the "Company Rights") distributed to the holders of Company Common Stock pursuant to the Renewed Rights Agreement, dated as of December 14, 1995, between the Company and The Bank of New York (as amended, the "Company Rights Agreement"). All issued and outstanding shares of the capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable, and no class of capital stock is entitled to preemptive rights. There were outstanding as of December 31, 2004, no options, warrants or other rights to acquire capital stock from the Company other than (x) Company Rights and (y) options and other rights to acquire capital stock of the Company representing in the aggregate the right to purchase 84,040,668 shares of Company Common Stock (collectively, the "Company Stock Options") under the Company's 1971 Stock Option Plan, as amended, the Company's 2004 Long-Term Incentive Plan and the James M. Kilts Non-Statutory Stock Option Plan (collectively, the "Company Stock Option Plans"). Section 3.02(b) of the Company Disclosure Schedule sets forth a complete and correct list, as of January 24, 2005, of the number of shares of Company Common Stock subject to Company Stock Options or other rights to purchase or receive Company Common Stock granted under the Company Benefit Plans or otherwise, the dates of grant and the exercise prices thereof.

            (ii) No bonds, debentures, notes or other indebtedness of the Company having the right to vote on any matters on which stockholders may vote ("Company Voting Debt") are issued or outstanding.

            (iii) Except as disclosed in the Company SEC Reports filed prior to the date hereof or as otherwise set forth in this Section 3.02(b), as of January 24, 2005, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Significant Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Significant Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or any of its Significant Subsidiaries or obligating the Company or any of its Significant Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except as disclosed in the Company SEC Reports filed prior to the date hereof, as of the date of this Agreement, there are no outstanding obligations of the Company or any of its Significant Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Significant Subsidiaries. Except as disclosed in the Company SEC Reports filed prior to the date hereof, there are no outstanding stock-appreciation rights, security-based performance units, "phantom" stock or other security rights or other agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, stock price performance or other attribute of the Company or any of its Subsidiaries or assets or calculated in accordance therewith (other than payments or commissions to employees or agents of the Company or any of its Subsidiaries in the ordinary course of business consistent with past practices) or to cause the Company or any of its Subsidiaries to file a registration statement under the Securities Act or which otherwise relate to the registration of any securities of the Company or its Subsidiaries.

      (c) Authority; No Conflicts.

            (i) The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject in the case of the consummation of the Merger to the adoption of this Agreement by the Company Stockholder Approval (as defined in Section 3.02(g)). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject in the case of the consummation of the Merger to the adoption of this Agreement by the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

            (ii) The execution and delivery of this Agreement by the Company does not or will not, as the case may be, and the consummation by the Company of the Merger and the other transactions contemplated hereby will not, conflict with, or result in a Violation pursuant to: (A) any provision of the certificate of incorporation or bylaws of the Company or except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, any provision of the certificate of incorporation or bylaws of any Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X of the SEC) of the Company or (B) except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company or, subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any Subsidiary of the Company or their respective properties or assets.

            (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to the Company or any Subsidiary of the Company in connection with the execution and delivery of this Agreement by the Company or the consummation of the Merger and the other transactions contemplated hereby, except the Specified Consents and such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

      (d) Reports and Financial Statements.

            (i) The Company has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 1, 2003 (collectively, including all exhibits thereto, the "Company SEC Reports"). No Subsidiary of the Company is required to file any form, report, registration statement or prospectus or other document with the SEC. None of the Company SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) included in the Company SEC Reports presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to the absence of notes and normal year-end adjustments that have not been and are not expected to be material in amount. All of such Company SEC Reports, as of their respective dates (and as of the date of any amendment to the respective Company SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

            (ii) Except as disclosed in the Company SEC Reports filed prior to the date hereof, since December 31, 2003, the Company and its Subsidiaries have not incurred any liabilities that are of a nature that would be required to be disclosed on a balance sheet of the Company and its Subsidiaries or the footnotes thereto prepared in conformity with GAAP, other than (A) liabilities incurred in the ordinary course of business and
      (B) liabilities that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

            (iii) Since the enactment of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"), the Company has been and is in compliance in all material respects with (A) the applicable provisions of the Sarbanes-Oxley Act and (B) the applicable listing and corporate governance rules and regulations of the NYSE. Section 3.01(d)(iii) of the Company Disclosure Letter sets forth, as of the date hereof, a schedule of all officers and directors of the Company who may have outstanding loans from the Company, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

            (iv) The Company has designed disclosure controls and procedures to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities.

            (v) The Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company's auditors and the audit committee of the Company's Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect the Company's ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls over financial reporting.

            (vi) As of the date hereof, the Company has not identified any material control deficiencies other than as disclosed in Section 3.01(d)(vi) of the Company Disclosure Letter. To the knowledge of the Company, there is no reason to believe that its auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

      (e) Information Supplied.

            (i) None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (A) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (B) the Joint Proxy Statement/Prospectus will, on the date it is first mailed to the Company stockholders or Parent stockholders or at the time of the Company Stockholders Meeting or the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

            (ii) Notwithstanding the foregoing provisions of this Section 3.02(e), no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement/Prospectus based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference therein.

      (f) Board Approval. The Board of Directors of the Company, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held (the "Company Board Approval"), has duly (i) determined that this Agreement and the Merger are advisable and are fair to and in the best interests of the Company and its stockholders, (ii) approved this Agreement and the Merger and
(iii) recommended that the stockholders of the Company adopt this Agreement and approve the Merger and directed that this Agreement and the transactions contemplated hereby be submitted for consideration by the Company's stockholders at the Company Stockholders Meeting.

      (g) Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock to adopt this Agreement and approve the Merger (the "Company Stockholder Approval") is the only vote of the holders of any class or series of the Company capital stock necessary to adopt this Agreement and approve the Merger and the other transactions contemplated hereby.

      (h) Litigation; Compliance with Laws.

            (i) Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, there are no Actions pending or, to the knowledge of the Company, threatened, against or affecting the Company or any Subsidiary of the Company which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company, nor are there any judgments, decrees, injunctions, rules or orders of any Governmental Entity or arbitrator outstanding against the Company or any Subsidiary of the Company which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company.

            (ii) Except as disclosed in the Company SEC Reports filed prior to the date of the Agreement and except as would, individually or in the aggregate, not reasonably be expected to have a Material Adverse Effect on the Company, (A) the Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are necessary for the operation of the businesses of the Company and its Subsidiaries, taken as a whole (the "Company Permits"), and (B) no Company Permit is subject to any pending revocation or forfeiture. The Company and its Subsidiaries are in compliance with the terms of the Company Permits, except where the failures to so comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, neither the Company nor its Subsidiaries is in violation of, and the Company and its Subsidiaries have not received any notices of violations with respect to, any laws, ordinances or regulations of any Governmental Entity, except for violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

      (i) Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, except as disclosed in the Company SEC Reports filed prior to the date of this Agreement and except as permitted by Section 4.02, since September 30, 2004, the Company and its Subsidiaries have conducted their business only in the ordinary course and there have not been any changes, circumstances or events which, individually or in the aggregate, have had, or would reasonably be expected to have, a Material Adverse Effect on the Company.

      (j) Environmental Matters.

            (i) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company and except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, (i) the operations of the Company and its Subsidiaries are in compliance with all Environmental Laws and with all licenses required by Environmental Laws, (ii) there are no pending or, to the knowledge of the Company, threatened, Environmental Claims under or pursuant to Environmental Laws against the Company or its Subsidiaries,
      (iii) to the knowledge of the Company, the Company and its Subsidiaries have not incurred any Environmental Liabilities and no facts, circumstances or conditions attributable to any real property currently or previously owned, operated or leased, or to which Hazardous Materials were sent, by the Company or its Subsidiaries or any predecessors thereof, or operations thereon would reasonably be expected to result in the incurrence of any Environmental Liabilities and (iv) all real property now or previously owned and, to the knowledge of the Company, all real property now or previously operated or leased by the Company or its Subsidiaries is free of contamination from Hazardous Material that violates or is required to be remediated under any Environmental Laws, and
      (v) to the knowledge of the Company, there are no facts or circumstances likely to delay or prevent implementation of this Agreement, or to require any remediation, in each case pursuant to environmental transfer statutes including without limitation the Connecticut Transfer Act, Conn. Gen. Stat. ss.ss. 22a-134, et. seq. and the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6, et seq.

            (ii) For purposes of this Agreement, the following terms shall have the following meanings:

            "Environmental Claim" shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, orders, claims, liens, investigations, requests for information, proceedings, or written notices of noncompliance or violation by any person (including, without limitation, any Governmental Entity) alleging liability or potential liability arising out of, based on or resulting from (A) the presence, release or disposal or threatened release or disposal, of any Hazardous Materials at any location, or (B) any violation or alleged violation of any Environmental Law or permit thereunder, or (C) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from exposure to or the presence, release, or disposal or threat thereof of any Hazardous Materials.

            "Environmental Law" means any applicable law, regulation, code, license, permit, order, judgment, decree or injunction promulgated by any Governmental Entity, (A) for the protection of human health or the environment (including air, water, soil and natural resources) or (B) regulating the use, storage, handling, release or disposal of any chemical, material, waste or hazardous substance.

            "Hazardous Material" means any substance listed, defined, designated or regulated pursuant to any applicable Environmental Law including petroleum products and byproducts, asbestos and polychlorinated biphenyls.

            "Environmental Liabilities" means all liabilities, remedial obligations, losses, damages, fines, penalties and sanctions arising under any Environmental Law.

      (k) Intellectual Property. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company and except as disclosed in the Company SEC Reports filed prior to the date of the Agreement: (i) the Company and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted; (ii) the use of any Intellectual Property by the Company and its Subsidiaries does not infringe on or otherwise violate the rights of any Person and is in accordance with any applicable license pursuant to which the Company or any Subsidiary acquired the right to use any Intellectual Property; (iii) to the knowledge of the Company, no Person is challenging, infringing on or otherwise violating any right of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to the Company or its Subsidiaries; (iv) neither the Company nor any of its Subsidiaries has received any written notice or otherwise has knowledge of any pending claim, order or proceeding with respect to any Intellectual Property used by the Company and its Subsidiaries and to its knowledge no Intellectual Property owned and/or licensed by the Company or its Subsidiaries is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property; and (v) the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby will not breach, violate or conflict with any instrument or agreement that the Company is party to, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Intellectual Property Right of the Company or impair the right of Parent to develop, use, sell, license or dispose of, or to bring any action for the infringement of, any Intellectual Property Right of the Company. For purposes of this Agreement, "Intellectual Property" shall mean trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions and discoveries, whether patentable or not, in any jurisdiction; patents, applications for patents (including, without limitation, divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not, in any jurisdiction, and any and all copyright rights, whether registered or not; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; moral rights, database rights, design rights, industrial property rights, publicity rights and privacy rights; and any similar intellectual property or proprietary rights.

      (l) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of the Company except Goldman, Sachs & Co. and UBS Warburg LLC, each of whose fees and expenses will be paid by the Company in accordance with the Company's agreements with such firms, copies of which have been provided to Parent.

      (m) Opinions of the Company Financial Advisor. The Company has received the opinions of Goldman, Sachs & Co. and UBS Warburg LLC, each dated the date of this Agreement, and each to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to the holders of Company Common Stock.

      (n) Taxes.

            (i) The Company and each of its Subsidiaries has timely filed, or has caused to be timely filed, all Tax Returns required to be filed, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns would not, individually or in the aggregate, have a Material Adverse Effect on the Company. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

            (ii) The most recent financial statements contained in the Company SEC Reports reflect an adequate reserve for all Taxes payable by the Company and its Subsidiaries for all Taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

            (iii) The Federal income Tax Returns of the Company and each of its Subsidiaries consolidated in such Returns have been examined by and settled with the United States Internal Revenue Service for all years through 1990. All material assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.

            (iv) There are no material Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of the Company or any of its Subsidiaries.

            (v) Neither the Company nor any of its Subsidiaries has been a party to any distribution occurring during the previous three (3) years in which the parties to such distribution treated the distribution as one to which
      Section 355 applied.

      (o) Certain Contracts. As of the date hereof, except as set forth in the Company SEC Reports filed prior to the date of this Agreement or except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company (or Parent, in the case of clause (iii) below), neither the Company nor any of its Subsidiaries is a party to or bound by (i) any "material contracts" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (ii) any derivative contract or instrument or (iii) any non-competition agreements or any other agreements or arrangements that would, after the Effective Time, to the knowledge of the Company, limit or restrict Parent or any of its affiliates (including the Surviving Corporation) or any successor thereto, from engaging or competing in any line of business or in any geographic area, other than exclusive distribution agreements or similar arrangements or exclusive Intellectual Property licensing agreements.

      (p) Employee Benefit Plans.

            (i) Section 3.02(p) of the Company Disclosure Schedule sets forth all Benefit Plans maintained by the Company, true, complete and correct copies of which have been provided or otherwise made available to Parent. Except as disclosed in the Company SEC Reports, there are no Benefit Plans maintained by the Company covering only the Company executive officers.

            (ii) Except where failure to comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, each Benefit Plan maintained by the Company has been operated and administered in compliance with its terms and applicable law.

            (iii) The execution of this Agreement and the consummation of the Merger will not constitute an event under any Benefit Plan maintained by the Company that will or may result in any payment, acceleration, termination, forgiveness of indebtedness, vesting, distribution, increase in compensation or benefits or obligation to fund benefits with respect to any Company Employee which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company. Except as would not be reasonably expected to result in a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries maintains or contributes to any plan or arrangement which contains life insurance, health insurance, pension benefits or other employee benefits after termination of employment, and neither the Company nor any of its Subsidiaries has ever represented or promised that such benefits would be provided.

      (q) Labor Matters. Except where failure to comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, the Company is and has been in compliance with all applicable laws of the United States, or of any state or local government or any subdivision thereof or of any foreign government respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, ERISA, the Code, the Immigration Reform and Control Act, the WARN Act, any laws respecting employment discrimination, sexual harassment, disability rights or benefits, equal opportunity, plant closure issues, affirmative action, workers' compensation, employee benefits, severance payments, COBRA, labor relations, employee leave issues, wage and hour standards, occupational safety and health requirements and unemployment insurance and related matters, and is not engaged in any unfair labor practices.

      (r) Foreign Corrupt Practices and International Trade Sanctions. Except where failure to comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, neither the Company, nor any of its Subsidiaries, nor any of their respective directors, officers, agents, employees or any other Persons acting on their behalf has, in connection with the operation of their respective businesses, (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the FCPA or any other similar applicable foreign, Federal or state law, (ii) paid, accepted or received any unlawful contributions, payments, expenditures or gifts, or (iii) violated or operated in noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other applicable domestic or foreign laws and regulations.

      (s) Products. With such exceptions as would not individually or in the aggregate, have a Material Adverse Effect on the Company, (i) there are no claims, statements or decisions by any Governmental Entity or arbitrator that any products sold, offered for sale or distributed by the Company or any of its Subsidiaries ("Products") is defective or dangerous or fails to meet any standards promulgated by any Governmental Entity, (ii) within the last three years, there have been no recalls ordered by any Governmental Entity nor have there been any voluntary recalls by the Company with respect to any Product and
(iii) to the knowledge of the Company, (x) there are no facts or circumstances relating to any Products that may give rise to a requirement to recall any Products or a duty to warn customers of a defect in any Products, and (y) there are no latent or overt design, production, manufacturing or other defects in any Products.

      (t) Company Stockholder Rights Plan. The Board of Directors of the Company has amended the Company Rights Agreement in accordance with its terms to render it inapplicable to the transactions contemplated by this Agreement. Company has delivered to the Parent a true and correct copy of the Company Rights Agreement, as amended, in effect as of execution and delivery of this Agreement.

      (u) Takeover Statutes. The Board of Directors of the Company has taken the necessary action to render the restrictions on business combinations contained in Section 203 of the DGCL inapplicable to this Agreement and the transactions contemplated hereby. To the knowledge of the Company, except for Section 203 of the DGCL, no state anti-takeover law is applicable to this Agreement or any transactions contemplated hereby.

      (v) Disclosure. As of the date hereof, to the knowledge of James M. Kilts, Edward F. DeGraan and Charles W. Cramb, there is no technological change, regulatory action or other event, circumstance or fact (which is not publicly known) which is reasonably likely to render obsolete traditional shaving products or batteries or otherwise materially adversely affect the business and prospects of the blades/razors and/or battery businesses of the Company and its Subsidiaries.

      Section 3.03 Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub represent and warrant to the Company as follows:

      (a) Organization. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. Merger Sub is a wholly-owned Subsidiary of Parent.

      (b) Corporate Authorization. Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Merger Sub. This Agreement has been duly executed and delivered by Merger Sub and constitutes a valid and binding agreement of Merger Sub, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

      (c) Non-Contravention. The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby do not and will not contravene or conflict with the certificate of incorporation or bylaws of Merger Sub.

      (d) No Business Activities. Merger Sub has not conducted any activities other than in connection with the organization of Merger Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Merger Sub has no Subsidiaries.

                                   ARTICLE 4
                  COVENANTS RELATING TO CONDUCT OF BUSINESS

      Section 4.01 Covenants of Parent. During the period from the date of this Agreement and continuing until the Effective Time, Parent agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement (including pursuant to the Parent Share Repurchase (as defined below)) or the Parent Disclosure Schedule or as required by a Governmental Entity of competent jurisdiction or to the extent that the Company shall otherwise consent in writing:

      (a) Ordinary Course. Parent and its Subsidiaries shall carry on their respective businesses in the ordinary course in all material respects, and shall use commercially reasonable efforts to preserve intact their business, maintain their rights and franchises and preserve their relationships with customers, suppliers and others having business dealings with them.

      (b) Dividends; Changes in Share Capital. Parent shall not (i) declare or pay any dividends or distributions on or make other distributions in respect of any of its capital stock, except the declaration and payment of regular cash dividends in amounts consistent with past practice (subject to normal increases consistent with past practice) with usual record and payment dates for such dividends in accordance with past dividend practice, or (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock.

      (c) Governing Documents. Except to the extent required to comply with their respective obligations hereunder or with applicable law, Parent and Merger Sub shall not amend or propose to so amend the amended articles of incorporation or regulations of Parent (other than amendments related to the composition or structure of the Board of Directors or committees thereof or other governance-related matters) or the certificate of incorporation or bylaws of Merger Sub.

      (d) No Acquisitions. Other than (i) acquisitions disclosed on the Parent Disclosure Schedule and (ii) acquisitions where the consideration to be paid by Parent or its Subsidiary, is not, individually or in the aggregate, more than $15 billion, and none of which acquisitions presents, (A) a significant risk of making it more difficult to obtain any approval or authorization required in connection with the Merger under Regulatory Laws, or (B) a risk of significantly delaying or impairing the consummation of the Merger, Parent shall not, and shall not permit any of its Subsidiaries to, engage in or agree to engage in any Control Acquisition; provided, however, that the foregoing shall not prohibit
(x) internal reorganizations or consolidations involving existing Subsidiaries of Parent or (y) the creation of new Subsidiaries of Parent organized to conduct or continue activities otherwise permitted by this Agreement. For the purposes hereof, the term "Control Acquisition" shall mean (i) the acquisition by merger or consolidation, or by purchasing an equity interest, in any business, corporation, partnership, association or business organization after which Parent or any of its Subsidiaries shall own more than 10% of the voting power of any such business, corporation, partnership, association or business organization and (ii) the acquisition of all or substantially all of the assets of any business, corporation, partnership, association or business organization. Notwithstanding the foregoing, a Control Acquisition shall not include any agreement or understanding on the part of Parent to enter into a license or to jointly promote, market or develop any products with any other Person; provided that any such agreement or understanding does not present (A) a significant risk of making it more difficult to obtain any approval or authorization required in connection with the Merger under Regulatory Laws, or (B) a risk of significantly delaying or impairing the consummation of the Merger.

      (e) Accounting Methods. Except as disclosed in Parent SEC Reports filed prior to the date of this Agreement, or as required by a Governmental Entity, Parent shall not change its methods of accounting, except (i) as required by changes in GAAP as concurred in by Parent's independent public accountants (including the right to early-adopt such required changes), or (ii) as permitted by GAAP and which change would not reasonably be expected to have a Material Adverse Effect on Parent.

      (f) No Related Actions. Parent shall not, and shall not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

      Notwithstanding the foregoing, prior to the Closing Date, Parent and/or one or more of its Affiliates may acquire, without limitation, shares of Parent Common Stock through open market transactions, block trades or other means (the "Parent Share Repurchase").

      Section 4.02 Covenants of the Company. During the period from the date of this Agreement and continuing until the Effective Time, the Company agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement, the Company Disclosure Schedule or as required by a Governmental Entity of competent jurisdiction or to the extent that Parent shall otherwise consent in writing):

      (a) Ordinary Course.

            (i) The Company and its Subsidiaries shall carry on their respective businesses in the ordinary course in all material respects, and shall use commercially reasonable efforts to preserve intact their business, maintain their rights and franchises and preserve their relationships with customers, suppliers and others having business dealings with them.

            (ii) Other than in connection with acquisitions permitted by Section 4.02(e), the Company shall not, and shall not permit any of its Subsidiaries to, (A) enter into any material licensing agreement, except for licensing agreements (1) set forth in Section 4.02(a)(ii) of the Company Disclosure Schedule or (2) entered into for the purpose of settling or avoiding an action, suit or claim against the Company or any of its Subsidiaries, (B) enter into or terminate any material contract or agreement or make any material change in any material lease or contract, other than in the ordinary course of business; (C) enter into any new line of business; (D) incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than Permitted Capital Expenditures (as defined below) and obligations or liabilities in connection therewith or (E) enter into any contract, agreement or other arrangement for the sale of inventories or for the furnishing of services by the Company or any of its Subsidiaries which contract, agreement or other arrangement may give rise to commitments which may extend beyond twelve months from the date of such contract, agreement or arrangement, unless, such contract, agreement or arrangement can be terminated by the Company or its Subsidiary, as the case may be, by giving less than 60 days' notice and without incurring an obligation to pay any material premium or penalty or suffering any other material detriment. As used herein, a "Permitted Capital Expenditure" is a capital expenditure which is up to $775 million in the aggregate for all capital expenditures incurred in any twelve-month period.

      (b) Dividends; Changes in Share Capital. The Company shall not, and shall not permit any of its Subsidiaries to, and shall not propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except (A) the declaration and payment of regular quarterly cash dividends not in excess of $0.1625 per share of Company Common Stock with usual record and payment dates for such dividends in accordance with past dividend practice; and (B) dividends or distributions by Subsidiaries of the Company,
(ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction, or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction in connection with actions permitted by an "Agreed Plan" or a "Parent Proposed Plan" (as such terms are defined in Section 5.10(b) of this Agreement) and except for the purchase from time to time by the Company of Company Common Stock (and the associated Company Rights) in the ordinary course of business consistent with past practice in connection with the Company Benefit Plans and except for the redemption or exchange of Company Rights in accordance with Company Rights Agreement.

      (c) Issuance of Securities. The Company shall not, and shall not permit any of its Significant Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any of the Company Voting Debt or any securities convertible into or exercisable for, or any rights, warrants, calls or options to acquire, any such shares or the Company Voting Debt, or enter into any commitment, arrangement, undertaking or agreement with respect to any of the foregoing, other than (i) the issuance of Company Common Stock (and the associated Company Rights) upon the exercise of Company Stock Options or in connection with other stock-based benefits plans outstanding on the date hereof, in each case in accordance with their present terms or pursuant to Company Stock Options or other stock based awards granted pursuant to clause
(iii) below, (ii) issuances by a wholly owned Subsidiary of the Company of capital stock to such Subsidiary's parent or another wholly owned Subsidiary of the Company, (iii) the granting of Company Stock Options or other stock based awards to acquire shares of Company Common Stock granted under stock based benefit plans outstanding on the date hereof in the ordinary course of business consistent with past practice not in excess of the amounts set forth in Section 4.02(c) of the Company Disclosure Schedule, (iv) pursuant to acquisitions permitted by Section 4.02(e), (v) issuances in accordance with Company Rights Agreement, or (vi) as contemplated by Section 4.02(c) of the Company Disclosure Schedule.

      (d) Governing Documents. Except to the extent required to comply with its obligations hereunder or with applicable law, the Company shall not amend or propose to so amend its respective certificates of incorporation or bylaws.

      (e) No Acquisitions. Other than (i) acquisitions disclosed on the Section 4.02(e) of the Company Disclosure Schedule and (ii) acquisitions for cash in existing or related lines of business of the Company and its Subsidiaries, the fair market value of the total consideration (including the value of indebtedness acquired or assumed) for which does not exceed $150 million for any individual acquisition, or $250 million in the aggregate for all such acquisitions, and none of which acquisitions referred to in this clause (ii) presents, (A) a significant risk of making it more difficult to obtain any approval or authorization required in connection with the Merger under Regulatory Laws, or (B) a risk of significantly delaying or impairing the consummation of the Merger, the Company shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business (including by acquisition of assets) or any corporation, partnership, association or other business organization or division thereof; provided, however, that the foregoing shall not prohibit (x) internal reorganizations or consolidations involving existing Subsidiaries of the Company or (y) the creation of new Subsidiaries of the Company organized to conduct or continue activities otherwise permitted by this Agreement.

      (f) No Dispositions. Other than (i) internal reorganizations or consolidations involving wholly owned Subsidiaries of the Company, (ii) dispositions referred to in the Company SEC Reports filed prior to the date of this Agreement, (iii) dispositions in connection with Specified Efforts, or (iv) as may be required by or in conformance with law or regulation in order to permit or facilitate the consummation of the transactions contemplated hereby and with Parent's consent or the transactions disclosed in the Company Disclosure Schedule, the Company shall not, and shall not permit any of its Subsidiaries to, sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, assets constituting a line of business or brand of the Company or any of its Subsidiaries (including capital stock of Subsidiaries of the Company but excluding factories and inventory in the ordinary course of business).

      (g) Investments; Indebtedness. The Company shall not, and shall not permit any of its Subsidiaries to, other than in connection with actions permitted by
Section 4.02(e), (i) make any loans, advances or capital contributions to, or investments in, any other Person, other than (w) in connection with actions permitted by an "Agreed Plan" or a "Parent Proposed Plan" (as such terms are defined in Section 5.10(b) of this Agreement), (x) by the Company or a Subsidiary of the Company to or in the Company or any Subsidiary of the Company,
(y) pursuant to any contract or other legal obligation of the Company or any of its Subsidiaries existing at the date of this Agreement or (z) in the ordinary course of business consistent with past practice (provided that none of such transactions referred to in this clause (z) presents, (A) a significant risk of making it more difficult to obtain any approval or authorization required in connection with the Merger under Regulatory Laws or (B) a risk of significantly delaying or impairing the consummation of the Merger), or (ii) other than in connection with actions permitted by an "Agreed Plan" or a "Parent Proposed Plan" (as such terms are defined in Section 5.10(b) of this Agreement), create, incur, assume or suffer to exist any indebtedness, issuances of debt securities, guarantees, loans or advances not in existence as of the date of this Agreement except in the ordinary course of business consistent with past practice.

      (h) Compensation. Other than as contemplated by Section 4.02(c) or Section 4.02(g) of the Company Disclosure Schedule, the Company shall not (i) enter into any new, or amend any existing, employment, severance, consulting or salary continuation agreements with or for the benefit of any officers, directors or employees of the Company, (ii) grant any increases in the compensation, bonuses or benefits to officers, directors and employees (other than normal compensation increases to persons who are not non-employee directors in the ordinary course of business consistent with past practices), (iii) make any increase in or commitment to increase any employee benefits, (iv) issue any additional Company Stock Options, (v) adopt or make any commitment to adopt any additional employee benefit plan or (vi) make any contribution, other than regularly scheduled contributions, to any Company Benefit Plan, except in the case of clause (i), but only with respect to employees under such clause, and clauses (iii) through
(vi), in the ordinary course of business consistent with past practice or as required by an existing agreement.

      (i) Accounting Methods; Income Tax Elections. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, or as required by a Governmental Entity, the Company shall not change its methods of accounting, except as required by changes in GAAP as concurred in by the Company's independent public accountants. The Company shall not (i) change its fiscal year, (ii) make or change any material tax election, or (iii) settle or compromise any material tax liability or claim for refund without Parent's written consent, which consent will not be unreasonably withheld or delayed. Notwithstanding the foregoing, the Company shall take and perform all accounting actions and steps necessary to effectuate its obligations pursuant to Section 5.10(b).

      (j) Certain Agreements. Except in the ordinary course of business, the Company shall not, and shall not permit any of its Subsidiaries to enter into any agreements or arrangements that limit or otherwise restrict the Company or any of its Subsidiaries or any of their respective affiliates or any successor thereto, or that, after the Effective Time, limits or restricts Parent or any of its affiliates (including the Surviving Corporation) or any successor thereto, from engaging or competing in any line of business or in any geographic area.

      (k) Settlement of Litigation. Prior to settling or compromising any pending material action, suit or claim, or entering into any consent decree, injunction or similar restraint or form of equitable relief in settlement of any pending material action, suit or claim, the Company shall consult with, and consider in good faith the view of Parent. To the extent permitted by applicable law, the Company shall not settle or compromise any material action, suit or claim which is not pending as of the date hereof and is not related to any action, suit or claim so pending, or enter into any consent decree, injunction or similar restraint or form of equitable relief in settlement of any material action, suit or claim which is not pending as of the date hereof and is not related to any action, suit or claim so pending, except with the prior consent of Parent, which consent shall not be unreasonably withheld or delayed.

      (l) No Related Actions. The Company shall not, and shall not permit any of its Subsidiaries to, agree or commit to any of the foregoing.

      Section 4.03 Governmental Filings. Each party shall (a) confer on a regular and frequent basis with the other and (b) report to the other (to the extent permitted by law or regulation or any applicable confidentiality agreement) on operational matters. The Company and Parent shall file all reports required to be filed by each of them with the SEC (and all other Governmental Entities) between the date of this Agreement and the Effective Time and shall (to the extent permitted by law or regulation or any applicable confidentiality agreement) deliver to the other party copies of all such reports, announcements and publications filed with the SEC promptly after the same are filed.

      Section 4.04 Control of Other Party's Business. Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent's operations prior to the Effective Time. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company's operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

                                   ARTICLE 5
                              ADDITIONAL AGREEMENTS

      Section 5.01 Preparation of Proxy Statement; Stockholders Meetings.

      (a) As promptly as reasonably practicable following the date hereof, Parent and the Company shall prepare and file with the SEC mutually acceptable proxy materials which shall constitute the Joint Proxy Statement/Prospectus (such proxy statement/prospectus, and any amendments or supplements thereto, the "Joint Proxy Statement/Prospectus") and Parent shall prepare and file a registration statement on Form S-4 with respect to the issuance of Parent Common Stock in the Merger (the "Form S-4"). The Joint Proxy Statement/Prospectus will be included in and will constitute a part of the Form S-4 as Parent's prospectus. The Form S-4 and the Joint Proxy Statement/Prospectus shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder. Each of Parent and the Company shall use reasonable best efforts to have the Form S-4 declared effective by the SEC and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the transactions contemplated thereby. Parent and the Company shall, as promptly as practicable after receipt thereof, provide the other party copies of any written comments and advise the other party of any oral comments, with respect to the Joint Proxy Statement/Prospectus received from the SEC. Parent shall provide the Company with a reasonable opportunity to review and comment on any amendment or supplement to the Form S-4 and any communications (other than any communications filed pursuant to Rule 425 of the Securities Act) prior to filing such with the SEC, and will provide the Company with a copy of all such filings and communications made with the SEC. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Joint Proxy Statement/Prospectus or the Form S-4 shall be made without the approval of both parties, which approval shall not be unreasonably withheld or delayed; provided that, with respect to documents filed by a party which are incorporated by reference in the Form S-4 or Joint Proxy Statement/Prospectus, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations; and provided, further, that Parent, in connection with a Change in the Parent Recommendation (as defined in Section 5.01(c)), and the Company, in connection with a Change in the Company Recommendation (as defined in Section 5.01(b)), may amend or supplement the Joint Proxy Statement/Prospectus or Form S-4 (including by incorporation by reference) pursuant to a Qualifying Amendment (as defined below) to effect such a Change in the Company Recommendation or a Change in the Parent Recommendation (as the case may be), and in such event, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations, and shall be subject to the right of the Company or Parent (as the case may be) to have its Board of Directors' deliberations and conclusions to be accurately described. A "Qualifying Amendment" means an amendment or supplement to the Joint Proxy Statement/Prospectus or Form S-4 (including by incorporation by reference) to the extent it contains (i) a Change in the Parent Recommendation or a Change in the Company Recommendation (as the case may be), (ii) a statement of the reasons of the Board of Directors of Parent or the Company (as the case may be) for making such Change the Parent Recommendation or Change in the Company Recommendation (as the case may be) and
(iii) additional information reasonably related to the foregoing. Parent will use reasonable best efforts to cause the Joint Proxy Statements/Prospectus to be mailed to Parent's stockholders, and the Company will use reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to the Company's stockholders, in each case after the Form S-4 is declared effective under the Securities Act. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the Share Issuance and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action. Each party will advise the other party, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy

Statement/Prospectus or the Form S-4. If at any time prior to the Effective Time any information relating to Parent or the Company, or any of their respective affiliates, officers or directors, should be discovered by Parent or the Company which should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of Parent and the Company.

      (b) The Company shall duly take all lawful and commercially reasonable action to call, give notice of, convene and hold a meeting of its stockholders on a date as soon as reasonably practicable (the "Company Stockholders Meeting") for the purpose of obtaining the Company Stockholder Approval with respect to the adoption of this Agreement and shall take all lawful and commercially reasonable action to solicit the adoption of this Agreement by the Company Stockholder Approval; and the Board of Directors of the Company shall recommend adoption of this Agreement by the stockholders of the Company to the effect as set forth in Section 3.02(f) (the "Company Recommendation"), and shall not withdraw, modify or qualify (a "Change") in any manner adverse to Parent such recommendation (collectively, a "Change in the Company Recommendation"); provided the foregoing shall not prohibit accurate disclosure (and such disclosure shall not be deemed to be a Change in the Company Recommendation) of factual information regarding the business, financial condition or results of operations of Parent or the Company or the fact that an Acquisition Proposal has been made, the identity of the party making such proposal or the material terms of such proposal (provided that the Board of Directors of the Company does not withdraw, modify or qualify in any manner adverse to Parent its recommendation) in the Form S-4 or the Joint Proxy Statement/Prospectus or otherwise, to the extent such factual information is required to be disclosed under applicable law; and, provided further, that the Board of Directors of the Company may make a Change in the Company Recommendation prior to the Company Stockholders Meeting
(x) following receipt of any Acquisition Proposal with respect to which the Board of Directors of the Company believes in good faith, after consultation with its independent financial advisor, there is a reasonable likelihood that such Acquisition Proposal could result in a Superior Proposal or (y) if a Material Adverse Effect has occurred with respect to Parent, and, in the case of either (x) or (y), the Board of Directors of the Company determines in good faith that the failure to effect such Change in the Company Recommendation could be reasonably expected to result in a breach of the fiduciary duties of the Company Board of Directors under applicable law. Notwithstanding any Change in the Company Recommendation, this Agreement shall be submitted to the stockholders of the Company at the Company Stockholders Meeting for the purpose of adopting the Agreement and approving the Merger; provided that this Agreement shall not be required to be submitted to the stockholders of the Company at the Company Stockholders Meeting if this Agreement has been terminated pursuant to
Section 7.01 hereof.

      (c) Parent shall duly take all lawful and commercially reasonable action to call, give notice of, convene and hold a meeting of its stockholders on a date as soon as reasonably practicable (the "Parent Stockholders Meeting") for the purpose of obtaining the Parent Stockholder Approval and shall take all lawful and commercially reasonable action to solicit the approval of this Agreement and the Share Issuance and the Board of Directors of Parent shall recommend approval of this Agreement and the Share Issuance by the stockholders of Parent to the effect as set forth in Section 3.01(f) (the "Parent Recommendation"), and shall not Change in any manner adverse to the Company such recommendation (collectively, a "Change in the Parent Recommendation"); provided the foregoing shall not prohibit accurate disclosure (and such disclosure shall not be deemed to be a Change in the Parent Recommendation) of factual information regarding the business, financial condition or operations of Parent or the Company (provided that the Board of Directors of Parent does not withdraw, modify or qualify in any manner adverse to the Company its recommendation) in the Form S-4 or the Joint Proxy Statement/Prospectus or otherwise, to the extent such factual information, is required to be disclosed under applicable law; and provided further, that the Board of Directors of Parent may make a Change in the Parent Recommendation prior to Parent Stockholders Meeting if a Material Adverse Effect has occurred with respect to the Company. Notwithstanding any Change in the Parent Recommendation, a proposal to approve this Agreement and the Share Issuance shall be submitted to the stockholders of Parent at the Parent Stockholders Meeting for the purpose of obtaining the Parent Stockholder Approval; provided that this Agreement shall not be required to be submitted to the stockholders of Parent at the Parent Stockholders Meeting if this Agreement has been terminated pursuant to Section 7.01 hereof.

      (d) For purposes of this Agreement, a Change in the Company Recommendation shall be deemed to include, without limitation, a recommendation by the Company Board of Directors of a third party Acquisition Proposal with respect to the Company.

      (e) Parent and the Company shall cause the Company Stockholders Meeting and the Parent Stockholders Meeting to be held on the same day.

      Section 5.02 Access to Information/Employees.

      (a) Upon reasonable notice, each party shall (and shall cause its Subsidiaries to) afford to the officers, employees, accountants, counsel, financial advisors and other representatives of the other party reasonable access during normal business hours, during the period prior to the Effective Time, to all its properties, books, contracts, commitments, records, business plans, systems, officers and employees (provided that the Company's access to the employees of Parent and its Subsidiaries shall be limited to confirming the accuracy of Parent's and Merger Sub's representations and warranties contained in this Agreement) and, during such period, such party shall (and shall cause its Subsidiaries to) furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of Federal or state securities laws, as applicable (other than documents which such party is not permitted to disclose under applicable law), and (b) all other information concerning it and its business, properties and personnel as such other party may reasonably request (including consultation on a regular basis with such parties, agents, advisors, attorneys and representatives with respect to litigation matters); provided, however, that either party may restrict the foregoing access to the extent that (a) any law, treaty, rule or regulation of any Governmental Entity applicable to such party requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information or (b) the information is subject to confidentiality obligations to a third party (provided that Parent or the Company shall use its commercially reasonable efforts, as the case may be, to obtain the consent of such third party to disclose such information). Information obtained pursuant to this Section 5.02 shall be subject to the provisions of the Confidentiality Agreement (as amended or supplemented from time to time in accordance with the terms thereof), the terms of which are incorporated herein by reference.

      (b) The Company shall use its reasonable best efforts to facilitate Parent's efforts in connection with its transition and integration planning.

      (c) After the date hereof Parent and the Company shall establish a mechanism reasonably acceptable to both parties by which Parent will be permitted, prior to the Effective Time and subject to applicable law, to communicate directly with the Company employees regarding employee related matters after the Effective Time.

      Section 5.03 Commercially Reasonable Efforts.

      (a) Subject to the terms and conditions of this Agreement, each party will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable after the date hereof, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, tax ruling requests and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits, tax rulings and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement and (ii) taking all reasonable steps as may be necessary to obtain all such material consents, waivers, licenses, registrations, permits, authorizations, tax rulings, orders and approvals. In furtherance and not in limitation of the foregoing, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and any other Regulatory Law (as defined in Section 5.03(b) below) with respect to the transactions contemplated hereby as promptly as practicable after the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and any other Regulatory Law and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. If necessary to obtain any regulatory approval pursuant to any Regulatory Law, or if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted by a Governmental Entity), challenging the Merger or any other transaction contemplated by this Agreement as violative of any Regulatory Law, each of Parent and the Company shall cooperate with each other and, if necessary to (I) obtain any regulatory approval, (II) contest, resist or resolve any such action or proceeding, or (III) have vacated, lifted, reversed or overturned any decree, judgment, injunction, or other order (whether temporary, preliminary or permanent): (x) Parent shall take any and all actions with respect to its assets or the assets of any of its Subsidiaries (including selling, holding separate, licensing or otherwise disposing of such assets, or agreeing to, or permitting, any of the foregoing with respect to such assets); and (y) Parent shall direct the Company, and the Company at the direction of the Parent shall take any and all actions with respect to its assets or the assets of any of its Subsidiaries (including selling, holding separate, licensing or otherwise disposing of such assets, or agreeing to, or permitting any of the foregoing with respect to such assets); provided, however, that neither Parent nor the Company shall be required to take any of the actions pursuant to clauses (x) and (y) to the extent that the assets to be sold, held separate, licensed or otherwise disposed of generated, in calendar year 2004 (based on the internal financial records of the Company or Parent, as the case may be) more than $1.9 billion in net sales (each of the actions set forth in clauses (x) or (y) (subject to the foregoing proviso) being referred to as "Specified Efforts").

      (b) Each of Parent and the Company shall, in connection with the efforts referenced in Section 5.03(a) obtain all requisite material approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Regulatory Law, use its commercially reasonable efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the Antitrust Division of the Department of Justice (the "DOJ"), the Federal Trade Commission (the "FTC") or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the DOJ, the FTC or any such other Governmental Entity or, in connection with any proceeding by a private party, with any other Person. For purposes of this Agreement, "Regulatory Law" means the Sherman Act, as amended, Council Regulation No. 139/2004 of the European Community, as amended (the "EC Merger Regulation"), the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate (i) foreign investment or (ii) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

      (c) If any objections are asserted with respect to the transactions contemplated hereby under any Regulatory Law or if any suit is instituted by any Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any Regulatory Law, each of Parent and the Company shall use its commercially reasonable efforts to resolve any such objections or challenge as such Governmental Entity or private party may have to such transactions under such Regulatory Law so as to permit consummation of the transactions contemplated by this Agreement. For the avoidance of doubt, it is agreed that for purposes of this Agreement "Specified Efforts" constitute "commercially reasonable efforts."

      Section 5.04 Acquisition Proposals. The Company agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use its commercially reasonable efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, initiate, solicit, encourage or knowingly facilitate (including by way of furnishing information) any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it, or any purchase or sale of the consolidated assets (including without limitation stock of Subsidiaries) of the Company and its Subsidiaries, taken as a whole, having an aggregate value equal to 10% or more of the market capitalization of the Company, or any purchase or sale of, or tender or exchange offer for, 10% or more of the equity securities of the Company (any such proposal or offer (other than a proposal or offer made by the other party or an affiliate thereof or any proposal or offer made in conjunction with Specified Efforts) being hereinafter referred to as an "Acquisition Proposal"). The Company further agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use its commercially reasonable efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, have any discussion with or provide any confidential information or data to any Person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal or accept an Acquisition Proposal. Notwithstanding anything in this Agreement to the contrary, the Company or the Company's Board of Directors shall be permitted to (A) to the extent applicable, comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal, (B) effect a Change in the Company Recommendation in accordance with Section 5.01(b), or (C) engage in any discussions or negotiations with, or provide any information to, any Person in response to an unsolicited bona fide written Acquisition Proposal by any such Person, if and only to the extent that, in any such case as is referred to in clause (C), (i) the Company's Stockholders Meeting shall not have occurred, (ii) the Company's Board of Directors concludes in good faith (I) after consultation with its independent financial advisor, that there is a reasonable likelihood that such Acquisition Proposal could result in a Superior Proposal, and (II) after consultation with its outside legal counsel, that failure to take such action could be reasonably expected to result in a breach of its fiduciary duties under applicable law, (iii) prior to providing any information or data to any Person in connection with an Acquisition Proposal by any such Person, the Company's Board of Directors receives from such Person an executed confidentiality agreement customary for a transaction of this type (provided that such agreement shall not be required to contain standstill provisions), and (iv) prior to providing any information or data to any Person or entering into discussions or negotiations with any Person, the Company notifies Parent promptly of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any inquiries, proposals or offers. The Company agrees that it will promptly keep Parent informed of the status and terms of any such proposals or offers and the status and terms of any such discussions or negotiations. The Company agrees that it will, and will cause its officers, directors and representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any parties conducted heretofore with respect to any Acquisition Proposal. The Company agrees that it will use commercially reasonable efforts to promptly inform its directors, officers, key employees, agents and representatives of the obligations undertaken in this
Section 5.04. Nothing in this Section 5.04 shall (x) permit Parent or the Company to terminate this Agreement (except as specifically provided in Article 7 hereof) or (y) affect any other obligation of Parent or the Company under this Agreement.

      Section 5.05 Fees And Expenses. Subject to Section 7.02, whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses, except
(a) if the Merger is consummated, the Surviving Corporation or its relevant Subsidiary shall pay, or cause to be paid, any and all property or transfer taxes imposed on the Company or its Subsidiaries, (b) Expenses incurred in connection with the filing, printing and mailing of the Joint Proxy Statement/Prospectus, which shall be paid 50% by Parent and 50% by the Company, and (c) filing fees payable pursuant to the HSR Act, regulatory laws and other filing fees incurred in connection with this Agreement, which shall be paid 50% by Parent and 50% by the Company. As used in this Agreement, "Expenses" includes all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Joint Proxy Statement/Prospectus and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby.

      Section 5.06 Directors' And Officers' Indemnification And Insurance. The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, (a) indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers and employees of the Company and its Subsidiaries (in all of their capacities) (i) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by the Company pursuant to the Company's (or such Subsidiary's) certificate of incorporation, bylaws and indemnification agreements, if any, in existence on the date hereof with any directors, officers and employees of the Company and its Subsidiaries and (ii) without limitation to clause (i), to the fullest extent permitted by law, in each case for acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), (b) include and cause to be maintained in effect in the Surviving Corporation's (or any successor's) certificate of incorporation and bylaws, the current provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses contained in the certificate of incorporation and bylaws of the Company and (c) cause to be maintained for a period of six years after the Effective Time the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by the Company (provided that the Surviving Corporation (or any successor) may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the Effective Time; provided, however, that in no event shall Parent be required to pay aggregate annual premiums for insurance under this Section 5.06 in excess of 250% of the annual premiums paid by the Company as of the date hereof (the "Current Premium") and if such premiums for such insurance at any time exceed 250% of the Current Premium, then Parent shall cause to be maintained policies of insurance that provide the maximum coverage available at an annual premium equal to 250% of the Current Premium. The obligations of the Surviving Corporation under this Section 5.06 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 5.06 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 5.06 applies shall be third party beneficiaries of this Section 5.06).

      Section 5.07 Public Announcements. Parent and the Company shall use commercially reasonable efforts to develop a joint communications plan and each party shall use commercially reasonable efforts to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan. Unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange, (x) prior to the issuance by the Company of any press release or other public statement or disclosure concerning this Agreement or the transactions contemplated hereby, the Company shall obtain the consent of Parent, and (y) prior to the issuance by Parent of any press release or other public statement or disclosure concerning this Agreement or the transactions contemplated hereby, Parent shall obtain the consent of the Company. In addition to the foregoing, except to the extent disclosed in or consistent with the Joint Proxy Statement/Prospectus in accordance with the provisions of Section 5.01, neither Parent nor the Company shall issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party's business, financial condition or results of operations without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

      Section 5.08 Accountant's Letters.

      (a) Parent shall use commercially reasonable efforts to cause to be delivered to the Company two letters from Parent's independent public accountants, one dated approximately the date on which the Form S-4 shall become effective and one dated the Closing Date, each addressed to Parent and the Company, in form reasonably satisfactory to the Company and customary in scope for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

      (b) The Company shall use commercially reasonable efforts to cause to be delivered to Parent two letters from the Company's independent public accountants, one dated approximately the date on which the Form S-4 shall become effective and one dated the Closing Date, each addressed to the Company and Parent, in form reasonably satisfactory to Parent and customary in scope for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

      Section 5.09 Listing of Shares of Parent Common Stock. Parent shall use its commercially reasonable efforts to cause the shares of Parent Common Stock to be issued in the Merger and the shares of Parent Common Stock to be reserved for issuance upon exercise of the Company Stock Options to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

      Section 5.10 Dividends.

      (a) After the date of this Agreement, each of Parent and the Company shall coordinate with the other the payment of dividends with respect to the Parent Common Stock and Company Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties that holders of Parent Common Stock and Company Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of Parent Common Stock and/or Company Common Stock or any shares of Parent Common Stock that any such holder receives in exchange for such shares of Company Common Stock in the Merger.

      (b) (i) After the date of this Agreement, the Company and Parent shall use their best efforts to develop and agree on a plan for cash payments, prior to the earlier of (a) the Closing and (b) December 31, 2005, by the foreign Subsidiaries of the Company to the Company or its U.S. Subsidiaries that (x) constitute dividends for U.S. federal income tax purposes and (y) are intended to qualify for the temporary dividends received deduction under Section 965(a)(1) of the Code (each such dividend, a "Section 965 Dividend"). The parties agree that such plan shall maximize, to the extent commercially practicable, the amount of Section 965 Dividends. In the event that the Company and Parent reach agreement on all or any aspects of such a plan (an "Agreed Plan"), the Company shall timely take all actions reasonably necessary to implement such Agreed Plan, including but not limited to the payment of all
Section 965 Dividends contemplated by the Agreed Plan, making any necessary election on any Tax Return and obtaining approval of a plan providing for the reinvestment of each Section 965 Dividend in the United States for a permitted purpose.

      (ii) In the event that the Company and Parent are unable to reach agreement on all or any aspects of such a plan, Parent shall provide to the Company in writing a proposed plan for the payment of Section 965 Dividends that are not part of an Agreed Plan (the "Parent Proposed Plan"). Upon the written request of Parent, the Company shall (a) prior to the satisfaction of the conditions set forth in Sections 6.01(a) and 6.02(g) (the "Specified Conditions"), use its best efforts to take all preparatory actions or steps contemplated by the Parent Proposed Plan other than such actions or steps that the Company reasonably believes would impose material costs on or other material detriment to the Company or any of its Subsidiaries that the Company and its Subsidiaries would not otherwise incur in connection with the payment of Section 965 Dividends, and (b) if the Specified Conditions are satisfied on or before December 15, 2005, use its best efforts to take the remaining actions or steps contemplated by the Parent Proposed Plan, including the payment of all Section 965 Dividends contemplated by the Parent Proposed Plan, as promptly as possible after the satisfaction of such conditions, and timely take all actions reasonably necessary to qualify such Section 965 Dividends for the temporary dividends received deduction under Section 965(a)(1) of the Code, including but not limited to making any necessary election on any Tax Return and obtaining approval of a plan providing for the reinvestment of each Section 965 Dividend in the United States for a permitted purpose.

      (iii) The Company shall not cause or permit any of its foreign Subsidiaries to pay any Section 965 Dividend that is not part of an Agreed Plan, provided that, if the Specified Conditions have not been satisfied on or before December 15, 2005, with the written consent of Parent (not to be unreasonably withheld or delayed), the Company shall be permitted to cause or permit one or more of its foreign Subsidiaries to pay a Section 965 Dividend that is not part of an Agreed Plan, and shall timely take all actions reasonably necessary to qualify such Section 965 Dividends for the temporary dividends received deduction under Section 965(a)(1) of the Code, including but not limited to making any necessary election on any Tax Return and obtaining approval of a plan providing for the reinvestment of each Section 965 Dividend in the United States for a permitted purpose.

      Section 5.11 Affiliates. Not less than 45 days prior to the Effective Time, the Company shall deliver to Parent a letter identifying all persons who, in the judgment of the Company, may be deemed at the time this Agreement is submitted for adoption by the stockholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act and applicable SEC rules and regulations, and such list shall be updated as necessary to reflect changes from the date thereof. The Company shall use commercially reasonable efforts to cause each person identified on such list to deliver to Parent not less than 30 days prior to the Effective Time, a written agreement substantially in the form attached as Exhibit 5.11 hereto (an "Affiliate Agreement").

      Section 5.12 Section 16 Matters. Prior to the Effective Time, each of Parent and the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by Article 1 or Article 2 of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with the No-Action Letter dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.

      Section 5.13 Tax Treatment. Parent and the Company intend the Merger to qualify as a reorganization under Section 368(a) of the Code. Each of Parent and the Company, and each of their respective affiliates shall use their best efforts to cause the Merger to so qualify and to obtain the opinions of Cadwalader, Wickersham & Taft LLP and Davis Polk & Wardwell referred to in Sections 6.02(c) and 6.03(c) of this Agreement. For purposes of the Tax opinions described in Sections 6.02(c) and 6.03(c) of this Agreement, each of Parent and the Company shall use their best efforts to provide representation letters substantially in the form of Exhibits 6.02(c)(2) and 6.02(c)(3) hereto, each dated on or about the date the Form S-4 shall become effective, and subsequently, on the Closing Date. Each of Parent, Merger Sub and the Company and each of their respective affiliates shall use their best efforts not to take any action, shall not fail to take any action, cause any action to be taken or not taken, or suffer to exist any condition, which action or failure to take action or condition would prevent, or would be reasonably likely to prevent, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

      Section 5.14 Notification of Certain Matters. The Company shall give prompt notice to Parent and Merger Sub, and Parent or Merger Sub, as the case may be, shall give prompt notice to the Company, of the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which is likely to (a) to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate if made as of any time at or prior to the Effective Time and (b) to result in any failure of such party at Closing to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.14 shall not limit or otherwise affect the remedies available hereunder to any of the parties sending or receiving such notice.

      Section 5.15 Employee Matters. (a) Parent shall and shall cause its Subsidiaries (including the Surviving Corporation) to:

               (i) assume and honor the terms of all Benefit Plans of the Company and its Subsidiaries set forth on Section 3.02(p) of the Company Disclosure Schedule and to pay or provide, or cause its Subsidiaries to pay or provide, the benefits required thereunder, recognizing that the consummation of the transactions contemplated hereby will constitute a "change in control" for purposes of such Benefit Plans that include a provision for modifications to benefits in the event of a "change in control";

               (ii) until the second anniversary of the Effective Time (the "Benefits Maintenance Period"), with respect to employees of the Company and the Subsidiaries as of the Effective Time ("Company Employees") (other than those subject to collective bargaining obligations or agreements), provide a level of aggregate employee benefits and compensation (excluding equity-based awards), taking into account all such Company Benefit Plans and other programs sponsored or maintained by the Company and its Subsidiaries (other than equity-based plans) that is substantially comparable in the aggregate to the aggregate employee benefits and compensation provided, with respect to service to the Company or any of its Subsidiaries, to Company Employees immediately prior to the Effective Time; and

               (iii) following the Benefit Maintenance Period, Parent shall make no alteration or modification of any retiree welfare benefit covering any retired Company Employees or any Company Employee who, immediately prior to the Effective Time, is entitled to retiree welfare benefits and who retires during the Benefit Maintenance Period which would result in such individual (or such individual's eligible dependents) receiving retiree welfare benefits that are less favorable in the aggregate than those provided to such persons immediately prior to the Effective Time or upon retirement during the Benefits Maintenance Period (as applicable); provided that Parent may reduce or terminate the foregoing benefits to the extent Parent reduces or terminates retiree welfare benefits for similarly situated employees of Parent.

      (b) If Company Employees are included in any Benefit Plan, sponsored or maintained by Parent or any of its Subsidiaries following the Effective Time, the Company Employees shall receive credit for service with the Company and its Subsidiaries and their predecessors prior to the Effective Time to the same extent and for the same purposes thereunder as such service was counted under similar Benefit Plans set forth on Section 3.02(p) of the Company Disclosure Schedule for all purposes (except that, with respect to benefit accrual, such service shall not be counted to the extent that it would result in a duplication of benefits and shall not be counted for purposes of benefit accrual under any defined benefit plan); provided, however, that service of Company Employees subject to collective bargaining agreements or obligations shall be determined under such collective bargaining agreements or obligations. If Company Employees or their dependents are included in any medical, dental or health plan (a "Successor Plan") other than the plan or plans in which they participated immediately prior to the Effective Time (a "Prior Plan"), any such Successor Plan shall not include any restrictions or limitations with respect to pre-existing condition exclusions or any actively-at-work requirements (except to the extent such exclusions were applicable under any similar Prior Plan at the Effective Time) and any eligible expenses incurred by any Company Employee and his or her covered dependents during the portion of the plan year of such Prior Plan ending on the date such employee's participation in such Successor Plan begins shall be taken into account under such Successor

Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Successor Plan. Without limiting the generality of the foregoing, for purposes of determining severance pay and benefits under any applicable Severance Plan covering a Company Employee at or after the Effective Time, each Company Employee shall receive credit for service prior to the Effective Time with the Company and its Subsidiaries and their predecessors to the same extent and for the same purposes as such service was counted under the applicable Company Severance Plans as in effect before the Effective Time, as well as for service from and after the Effective Time with Parent and any of its Subsidiaries (including the Surviving Corporation).

      (c) Prior to the Effective Time, the Company shall determine which Benefit Plans may be subject to the excise tax and penalties of Section 409A of the Code and shall take such reasonable measures as may be necessary with respect to such Benefit Plans to avoid the imposition of such tax and penalties; provided, however, that to the extent any such change would accelerate the payment of any amounts, or would, individually or in the aggregate, materially increase the cost to, or liability of, the Company under any Benefit Plan(s), the Company shall only take such actions with the consent of Parent (which consent shall not be unreasonably withheld).

      Section 5.16 Director Resignations. On the Closing Date, the Company shall cause to be delivered to Parent duly executed resignations, effective as of the Effective Time, of each member of the Board of Directors of the Company and shall take such other action as is necessary to accomplish the foregoing.

      Section 5.17 Dissenters' Rights. Parent shall give the Company prompt notice of any demands received by Parent for the fair cash value of Parent Common Stock. Parent shall (i) not, without the prior written consent of the Company, waive any requirement under or compliance with the laws of the State of Ohio applicable to any stockholder of Parent demanding the fair cash value of shares of Parent Common Stock (a "Dissenting Stockholder") and (ii) require each Dissenting Stockholder holding shares of Parent Common Stock in certificated form to deliver such shares to Parent, and Parent shall endorse on such shares a legend to the effect that a demand for the fair cash value of such shares has been made.

                                   ARTICLE 6
                              CONDITIONS PRECEDENT

      Section 6.01 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of the Company, Parent and Merger Sub to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

      (a) Stockholder Approval. (i) The Company shall have obtained the Company Stockholder Approval and (ii) Parent shall have obtained the Parent Stockholder Approval.

      (b) No Injunctions or Restraints, Illegality. No Laws shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order, judgment, decision, opinion or decree issued by a court or other Governmental Entity of competent jurisdiction in the United States or the European Union shall be in effect, having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

      (c) Governmental Actions. Without prejudice to the obligations of the parties to undertake Specified Efforts, there shall not have been instituted and continuing or pending any action or proceeding by any Governmental Entity of competent jurisdiction in the United States or the European Union seeking to make the Merger illegal or otherwise prohibiting consummation of the Merger.

      (d) HSR Act; EC Merger Regulation. Each of (i) the waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired, and (ii) the approval of the Merger by the European Commission shall have been granted pursuant to the EC Merger Regulation.

      (e) NYSE Listing. The shares of Parent Common Stock to be issued in the Merger and such other shares to be reserved for issuance in connection with the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

      (f) Effectiveness of the Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

      Section 6.02 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction of, or waiver by Parent, on or prior to the Closing Date of the following conditions:

      (a) Representations and Warranties. Each of the representations and warranties of the Company set forth in this Agreement that is qualified as to Material Adverse Effect shall be true and correct, and each of the representations and warranties of the Company set forth in this Agreement that is not so qualified shall be true and correct, except where the failure to be so true and correct, individually or in the aggregate, would not have a Material Adverse Effect on the Company, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date and except as such representations and warranties are affected by actions explicitly permitted by this Agreement), and Parent shall have received a certificate of the chief executive officer and the chief financial officer of the Company to such effect.

      (b) Performance of Obligations of the Company. The Company shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to Material Adverse Effect and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified, and Parent shall have received a certificate of the chief executive officer and the chief financial officer of the Company to such effect.

      (c) Tax Opinions. Parent shall have received from Cadwalader, Wickersham & Taft LLP, counsel to Parent, on or about the date the Form S-4 shall become effective, and subsequently, on the Closing Date, written opinions dated as of such dates substantially in the form of Exhibit 6.02(c)(1). In rendering such opinions, counsel to Parent shall be entitled to rely upon representations provided by Parent and the Company substantially in the form of Exhibits 6.02(c)(2) and 6.02(c)(3) (allowing for such amendments to the representations as counsel to Parent deems reasonably necessary).

      (d) The Company Rights Agreement. The Company Rights Agreement shall have been amended so that no Stock Acquisition Date or Distribution Date (as such terms are defined in Company Rights Agreement) shall have occurred pursuant to Company Rights Agreement.

      (e) Governmental and Regulatory Approvals. Without prejudice to the obligations of the parties to undertake Specified Efforts, other than the filing provided for under Section 1.03 and filings pursuant to the HSR Act, EC Merger Regulation and other regulatory laws (which are addressed in Section 6.01(d)), all consents, approvals and actions of, filings with and notices to any Governmental Entity required of Parent, the Company or any of their Subsidiaries to consummate the Merger, the Share Issuance and the other transactions contemplated hereby, the failure of which to be obtained or taken, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries (including the Surviving Corporation and its Subsidiaries), taken together after giving effect to the Merger, shall have been obtained.

      (f) No Material Adverse Change. Since the date of this Agreement, there shall not have been any state of facts, change, development, effect, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect on the Company.

      (g) Dissenters. Holders of not more than 5% of the outstanding Parent Common Stock shall have exercised their dissenters' rights under the Ohio General Corporation Law.

      Section 6.03 Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are subject to the satisfaction of, or waiver by the Company, on or prior to the Closing Date of the following additional conditions:

      (a) Representations and Warranties. Each of the representations and warranties of Parent set forth in this Agreement that is qualified as to Material Adverse Effect shall be true and correct, and each of the representations and warranties of Parent set forth in this Agreement that is not so qualified shall be true and correct, except where the failure to be so true and correct, individually or in the aggregate, would not have a Material Adverse Effect on the Parent, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date and except as such representations and warranties are affected by actions explicitly permitted by this Agreement), and the Company shall have received a certificate of the chief executive officer and the chief financial officer of Parent to such effect.

      (b) Performance of Obligations of Parent. Parent shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to Material Adverse Effect and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified, and the Company shall have received a certificate of the chief executive officer and the chief financial officer of Parent to such effect.

      (c) Tax Opinions. The Company shall have received from Davis Polk & Wardwell, counsel to the Company, on or about the date the Form S-4 shall become effective, and subsequently, on the Closing Date, written opinions dated as of such dates substantially in the form of Exhibit 6.03(c)(1). In rendering such opinion, counsel to the Company shall be entitled to rely upon representations provided by Parent and the Company substantially in the form of Exhibits 6.02(c)(2) and 6.02(c)(3) (allowing for such amendments to the representations as counsel to the Company deems reasonably necessary).

      (d) No Material Adverse Change. Since the date of this Agreement, there shall not have been any state of facts, change, development, effect, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect on the Parent.

                                   ARTICLE 7
                            TERMINATION AND AMENDMENT

      Section 7.01 General. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time notwithstanding approval thereof by the stockholders of the
Company:

      (a) by mutual written consent duly authorized by the Boards of the Company and Parent;

      (b) by the Company or Parent, if the Closing shall not have occurred on or before November 30, 2005 (the "Termination Date" which term shall include the date of any extension under this Section 7.01(b)); provided, however, that if on the Termination Date the conditions to Closing set forth in Sections 6.01(c), 6.01(d) or 6.02(e) shall not have been fulfilled but all other conditions to Closing shall or shall be capable of being fulfilled, then the Termination Date shall be automatically extended to February 28, 2006; and provided, further, that the right to terminate this Agreement under this Section 7.01(b) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur before such date;

      (c) by the Company, if Parent shall have breached in any material respect any of its representations or warranties or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, which breach or failure to perform (1) is incapable of being cured by Parent prior to the Termination Date and (2) renders any condition under Sections 6.03(a) or 6.03(b) incapable of being satisfied prior to the Termination Date;

      (d) by Parent, if the Company shall have breached in any material respect any of its representations or warranties or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, which breach or failure to perform (1) is incapable of being cured by the Company prior to the Termination Date and (2) renders any condition under Sections 6.02(a) or 6.02(b) incapable of being satisfied prior to the Termination Date;

      (e) by the Company or Parent, upon written notice to the other party, if a Governmental Entity of competent jurisdiction in the United States or the European Union shall have issued an order, judgment, decision, opinion, decree or ruling (which the party seeking to terminate shall have used its best efforts to resist, resolve or lift, as applicable, subject to the provisions of Section 5.03) permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and such order, decree or ruling shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (e) has fulfilled its obligations under Section 5.03;

      (f) by the Company if (i) the Board of Directors of Parent shall have withdrawn or changed or modified the Parent Recommendation in a manner adverse to the Company or (ii) Parent materially breaches its obligations under this Agreement by reason of a failure to call the Parent Stockholders Meeting in accordance with Section 5.01(c);

      (g) by Parent if (i) the Board of Directors of the Company shall have withdrawn or changed or modified the Company Recommendation in a manner adverse to Parent or (ii) the Company materially breaches its obligations under this Agreement by reason of a failure to call the Company Stockholders Meeting in accordance with Section 5.01(b);

      (h) by the Company, if the (i) Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal to the Company and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement (or a description of all material terms and conditions thereof) to such notice, (ii) Parent does not make, within four Business Days of receipt of the Company's written notification of its intention to enter into a binding agreement for such Superior Proposal, an offer that the Board of Directors of the Company determines, in good faith after consultation with a financial advisor of nationally recognized reputation, is at least as favorable to the Company's stockholders as such Superior Proposal, it being understood that the Company shall not enter into any such binding agreement during such four Business-Day period, and (iii) the Company, at or prior to any termination pursuant to this Section 7.01(h), pays Parent the Termination Fee (as defined below) set forth in Section 7.02;

      (i) by the Company or Parent, if the Parent Stockholder Approval shall not have been received at a duly held meeting of the stockholders of Parent called for such purpose (including any adjournment or postponement thereof); and

      (j) by the Company or Parent, if the Company Stockholder Approval shall not have been received at a duly held meeting of the stockholders of the Company called for such purpose (including any adjournment or postponement thereof).

      Section 7.02 Obligations in Event of Termination.

      (a) In the event of any termination of this Agreement as provided in
Section 7.01, this Agreement shall forthwith become wholly void and of no further force and effect and there shall be no liability on the part of the Company or Parent, except with respect to Section 3.01(j), Section 3.02(l),
Section 5.02, Section 5.05, this Section 7.02 and Article 8 shall remain in full force and effect, and except that, subject to Section 7.02(e), termination shall not preclude any party from suing the other party for breach of this Agreement.

      (b) If this Agreement is terminated (i) by Parent pursuant to Section 7.01(g); (ii) by Parent or the Company pursuant to Section 7.01(j) because of the failure to obtain the Company Stockholder Approval and prior to the Company Stockholder Meeting there has been an offer or proposal for, or an announcement of any intention with respect to, a transaction that would constitute a Business Combination involving the Company, in each case of a bona fide nature (and such offer, proposal, or announcement has not been rejected or withdrawn prior to the time of such meeting); (iii) by Parent or the Company pursuant to Section 7.01(b) because the Merger shall not have been consummated at or prior to the Termination Date, and at the time of the termination such Company Stockholder Approval shall not have been obtained and there shall have been an offer or proposal for, or an announcement of such intention with respect to, a transaction that would constitute a Business Combination involving the Company (and such offer, proposal or announcement has not been rejected or withdrawn prior to the Termination Date); or (iv) by the Company pursuant to Section 7.01(h), then (A) in the case of clauses (b)(i), (b)(ii) and (b)(iii), if within twelve months of termination of this Agreement, the Company or its Subsidiaries enters into a definitive agreement with any third party making the offer or proposal with respect to a Business Combination or any Business Combination with respect to the Company or its Subsidiaries is consummated, then the Company shall pay to Parent, not later than one Business Day after the earlier of the date such agreement is entered into or such Business Combination is consummated, a termination fee of $1,920,000,000 (the "Termination Fee") and (B) in the case of clause (b)(iv), the Company shall pay to Parent, at or prior to such termination pursuant to Section 7.01(h), the Termination Fee.

      (c) For the purposes of this Section 7.02(c), "Business Combination" means with respect to the Company, (i) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving such party as a result of which either (A) the Company's stockholders prior to such transaction (by virtue of their ownership of such party's shares) in the aggregate cease to own at least 50% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof) or, regardless of the percentage of voting securities held by such stockholders, if any Person shall beneficially own, directly or indirectly, at least 35% of the voting securities of such ultimate parent entity, or (B) the individuals comprising the Board of Directors of the Company prior to such transaction do not constitute a majority of the Board of Directors of such ultimate parent entity, (ii) a sale, lease, exchange, transfer or other disposition of at least 50% of the assets of the Company and its Subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or (iii) the acquisition, directly or indirectly, by a Person of beneficial ownership of 35% or more of the common stock of the Company whether by merger, consolidation, share exchange, business combination, tender or exchange offer or otherwise (other than a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction upon the consummation of which the Company's stockholders would in the aggregate beneficially own greater than 50% of the voting securities of such Person).

      (d) All payments under this Section 7.02 shall be made by wire transfer of immediately available funds to an account designated by Parent.

      (e) The parties each agree that the agreements contained in Section 7.02(b) are an integral part of the transaction contemplated by this Agreement and constitute liquidated damages and not a penalty. Acceptance by Parent of the payment referred to in Section 7.02(b) shall constitute conclusive evidence that this Agreement has been validly terminated and upon acceptance of the payment of such amount, the Company shall be fully released and discharged from any liability or obligation resulting from or under this Agreement.

      Section 7.03 Amendment. This Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company and Parent, but, after any such approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

      Section 7.04 Extension; Waiver. At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                    ARTICLE 8
                               GENERAL PROVISIONS

      Section 8.01 Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein (including Section 5.06) that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article 8.

      Section 8.02 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or facsimile, upon confirmation of receipt,
(b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the tenth

Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

            (i)   if to Parent or Merger Sub, to:

                  The Procter & Gamble Company
                  One Procter & Gamble Plaza
                  Cincinnatti, OH 45202
                  Fax: (513) 983-2024
                  Attention: James J. Johnson, Esq.

                  with a copy to:

                  Cadwalader, Wickersham & Taft LLP
                  One World Financial Center
                  New York, New York 10281
                  Fax: (212) 504-6666
                  Attention: Dennis J. Block, Esq.

            (ii)  if to the Company, to:

                  Prudential Tower Building
                  Suite 4800
                  Boston, MA 02199
                  Fax: (617) 421-7874
                  Attention: Richard K. Willard, Esq.

                  with a copy to:

                  Davis Polk & Wardwell
                  450 Lexington Avenue
                  New York, New York 10017
                  Fax: (212) 450-3800
                  Attention: George R. Bason, Jr., Esq.

      Section 8.03 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "stockholder" or "stockholders" shall be deemed to include the words "shareholder" or "shareholders" and vice versa and the word "stock" shall be deemed to include the word "share" or "shares" and vice versa. All parties will be considered drafters of this Agreement and accordingly any ambiguity shall not be construed against any particular party.

      Section 8.04 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

      Section 8.05 Entire Agreement; No Third Party Beneficiaries.

      (a) This Agreement (including the Exhibits and Schedules hereto) and the Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

      (b) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than
Section 5.06 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

      Section 8.06 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware (without giving effect to choice of law principles thereof).

      Section 8.07 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

      Section 8.08 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any wholly owned Subsidiary of Parent without the consent of the Company, but no such assignment shall relieve Merger Sub of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Parent agrees to cause the Merger Sub to fulfill all of its obligations hereunder.

      Section 8.09 Submission To Jurisdiction; Waivers. Each of Parent and the Company irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns shall be brought and determined exclusively in the Court of Chancery of the State of Delaware, and each of Parent and the Company hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid court. Each of Parent and the Company hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named court for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such court. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of the above-named court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 8.02 shall be deemed effective service of process on such party.

      Section 8.10 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

      Section 8.11 Definitions. As used in this Agreement:

      (a) "beneficial ownership" or "beneficially own" shall have the meaning under Section 13(d) of the Exchange Act and the rules and regulations thereunder.

      (b) "Benefit Plans" means, with respect to any Person, each material employee benefit plan, program, arrangement and contract (including, without limitation, any "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and any material bonus, deferred compensation, stock bonus, stock purchase, restricted stock, stock option, employment, termination, stay agreement or bonus, change in control and severance plan, program, policy, arrangement and contract) in effect on the date of this Agreement or disclosed on the Company Disclosure Schedule or the Parent Disclosure Schedule, as the case may be, to which such Person or its Subsidiary is a party, which is maintained or contributed to by such Person, or with respect to which such Person could incur material liability under Section 4069, 4201 or 4212(c) of ERISA.

      (c) "Board of Directors" means the Board of Directors of any specified Person and any committees thereof.

      (d) "Business Day" means any day on which banks are not required or authorized to close in the City of New York.

      (e) "Confidentiality Agreement" means the letter agreement, dated November 16, 2004 between Parent and the Company.

      (f) "known" or "knowledge" means, with respect to any party, the actual knowledge of such party's officers and senior employees involved in the negotiation of this Agreement.

      (g) "Material Adverse Effect" means, with respect to any entity, any event, change, circumstance or effect that is or is reasonably likely to be materially adverse to (i) the business, assets, operations, financial condition or results of operations of such entity and its Subsidiaries taken as a whole, other than any event, change, circumstance or effect relating (v) to the economy or financial markets in general, (w) to the industries in which such entity operates (provided that, the impact on the entity in question is not disproportionate to the impact on other similarly situated entities), (x) to changes in GAAP, (y) to announcement of this Agreement and transactions contemplated hereby, or (z) to the commencement, occurrence, continuation or intensification of any war, armed hostilities or acts of terrorism; or (ii) the ability of such entity to consummate the transactions contemplated by this Agreement. All references to Material Adverse Effect on Parent or its Subsidiaries contained in this Agreement shall be deemed to refer solely to Parent and its Subsidiaries without including its ownership of the Company and its Subsidiaries after the Merger, unless otherwise specified.

      (h) "other party" means, with respect to the Company, Parent and means, with respect to Parent, the Company, unless the context otherwise requires.

      (i) "Person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

      (j) "SEC" means the Securities and Exchange Commission.

      (k) "Securities Act" means the Securities Act of 1933, as amended.

      (l) "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

      (m) "Superior Proposal" means any bona fide written offer that is not subject to any conditions to the parties' obligation to consummate the transaction (other than conditions that are in the aggregate as likely to result in the consummation of such transaction as the aggregate of the conditions contained in this Agreement) made by a third party in respect of a transaction (or series of related transactions) that if consummated would result in such third party (or in the case of a direct merger between such third party and the Company or one of its Subsidiaries, the stockholders of such third party) acquiring, directly or indirectly, all or substantially all of the voting power of the Company Common Stock or all or substantially all the assets of the Company and its Subsidiaries, taken as a whole, which transaction the Board of Directors of the Company determines in its good faith judgment (after consultation with a financial advisor of nationally recognized reputation) (taking into account the person making the offer, the consideration offered, the likelihood of consummation (including the legal, financial and regulatory aspects of the offer) as well as any other factors deemed relevant by the Board of Directors of the Company) to be more favorable from a financial point of view to the stockholders of the Company than the Merger, taking into account any changes to the terms of this Agreement offered by Parent in response to such Superior Proposal or otherwise.

      IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.


                                       The Procter & Gamble Company



                                       By:   /s/ A. G. Lafley
                                          ------------------------------------
                                          Name:  A. G. Lafley
                                          Title: Chairman of the Board,
                                                 President and Chief Executive


                                       Aquarium Acquisition Corp.



                                       By:   /s/ A. G. Lafley
                                          ------------------------------------
                                          Name:  A. G. Lafley
                                          Title: President


                                       The Gillette Company



                                       By:   /s/ James M. Kilts
                                          ------------------------------------
                                          Name:  James M. Kilts
                                          Title: Chairman of the Board,
                                                 President and Chief Executive
                                                 Officer

                                      Index
                                      -----

                                                                           Page
                                                                           ----

Acquisition Proposal.......................................................37
Actions....................................................................13
Affiliate Agreement........................................................41
Agreed Plan................................................................40
Agreement...................................................................1
beneficial ownership.......................................................52
beneficially own...........................................................52
Benefit Plans..............................................................52
Benefits Maintenance Period................................................42
Blue Sky Laws..............................................................11
Board of Directors.........................................................52
Business Combination.......................................................48
Business Day...............................................................52
Cash Payments...............................................................6
Certificate of Merger.......................................................2
Change.....................................................................33
Change in the Company Recommendation.......................................33
Change in the Parent Recommendation........................................34
Closing.....................................................................1
Closing Date................................................................2
Code........................................................................1
Company.....................................................................1
Company Board Approval.....................................................19
Company Common Stock........................................................1
Company Disclosure Schedule................................................15
Company Employees..........................................................42
Company Permits............................................................20
Company Recommendation.....................................................33
Company Rights.............................................................16
Company Rights Agreement...................................................16
Company SEC Reports........................................................18
Company Stock Option Plans.................................................16
Company Stock Options......................................................16
Company Stockholder Approval...............................................20
Company Stockholders Meeting...............................................33
Company Voting Debt........................................................16
Confidentiality Agreement..................................................53
Control Acquisition........................................................27
Current Premium............................................................38
DGCL........................................................................1
Dissenting Stockholder.....................................................43
DOJ........................................................................36
EC Merger Regulation.......................................................36

                                    Index-1

Effective Time..............................................................2
employee benefit plan......................................................52
Environmental Claim........................................................21
Environmental Law..........................................................21
Environmental Liabilities..................................................22
ERISA......................................................................52
Exchange Act................................................................5
Exchange Agent..............................................................5
Exchange Fund...............................................................5
Exchange Ratio..............................................................2
Expenses...................................................................38
Form S-4...................................................................31
FTC........................................................................36
GAAP.......................................................................11
Governmental Entity........................................................11
Hazardous Material.........................................................21
HSR Act....................................................................11
Joint Proxy Statement/Prospectus...........................................31
knowledge..................................................................53
known......................................................................53
Liens.......................................................................9
Material Adverse Effect....................................................53
material contracts.........................................................23
Merger......................................................................1
Merger Consideration........................................................3
Merger Shares...............................................................4
Merger Sub..................................................................1
NYSE........................................................................6
Option Agreement............................................................3
other party................................................................53
Parent......................................................................1
Parent Board Approval......................................................12
Parent Common Stock.........................................................1
Parent Disclosure Schedule..................................................8
Parent Permits.............................................................13
Parent Proposed Plan.......................................................40
Parent Recommendation......................................................34
Parent SEC Reports.........................................................11
Parent Share Repurchase....................................................27
Parent Stock Option Plans...................................................9
Parent Stock Options........................................................9
Parent Stockholder Approval................................................10
Parent Stockholders Meeting................................................33
Parent Voting Debt..........................................................9
parties.....................................................................1
Permitted Capital Expenditure..............................................28

                                    Index-2

Person.....................................................................53
Prior Plan.................................................................42
Products...................................................................25
Qualifying Amendment.......................................................32
Regulatory Law.............................................................36
Sarbanes-Oxley Act.........................................................18
SEC........................................................................53
Section 965 Dividend.......................................................40
Securities Act.............................................................53
Share Issuance.............................................................10
Shares......................................................................2
Specified Conditions.......................................................40
Specified Consents.........................................................11
Specified Efforts..........................................................36
Subsidiary.................................................................53
Successor Plan.............................................................42
Superior Proposal..........................................................53
Surviving Corporation.......................................................1
Tax Return.................................................................15
Taxes......................................................................15
Termination Date...........................................................46
Termination Fee............................................................48
Violation..................................................................10


                                    Index-3